Filed Pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended (File No. 333-140596)

PROSPECTUS

INNOVATIVE SOFTWARE TECHNOLOGIES, INC.
16,486,924 SHARES OF
COMMON STOCK

This prospectus relates to the resale by the selling stockholders of up to 16,486,924 shares of our common stock, including up to 8,928,571  shares of common stock issuable upon the conversion of the debentures, up to 5,772,639 shares of common stock issuable upon exercise of the long term warrants and up to 1,785,714 shares of common stock issuable upon exercise of the short term warrants. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering. We will pay the expenses of registering these shares.

We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from the sale of common stock hereunder. We may receive proceeds from any exercise of outstanding warrants. The warrants may also be exercised by surrender of the warrants in exchange for an equal value of shares in accordance with the terms of the warrants.

Our common stock is quoted on the Pink Sheets under the symbol "INIV.PK". The last reported sales price per share of our common stock as reported by the Pink Sheets on July 18, 2007, was $0.03.

Investing in these securities involves significant risks. See "Risk Factors" beginning on page 6.

No other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 23, 2007.

Table of Contents

PROSPECTUS SUMMARY	3
RISK FACTORS	5
USE OF PROCEEDS	11
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	11
MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	12
BUSINESS	20
FACILITIES	23
EMPLOYEES	23
LEGAL PROCEEDINGS	23
MANAGEMENT	24
EXECUTIVE OFFICERS AND DIRECTORS	24
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	28
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	28
DESCRIPTION OF SECURITIES TO BE REGISTERED	30
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	30
PLAN OF DISTRIBUTION	31
PENNY STOCK	32
SELLING STOCKHOLDERS	33
LEGAL MATTERS	40
EXPERTS	41
AVAILABLE INFORMATION	41

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms “Innovative Software,” “INIV,” the “Company,” “we,” “us,” and “our” refer to Innovative Software Technologies, Inc.

INNOVATIVE SOFTWARE TECHNOLOGIES, INC.

We provide Business Continuity (“BC”) products and services to the Small and Medium Enterprise (“SME”) market. “Business Continuity” products and services are an advanced form of disaster recovery solutions for electronic data backup wherein the data and/or applications are available upon failure through means of connectivity to remote server locations.

We were incorporated in the state of California on May 27, 1998, as Innovative Software Technologies, Inc. Innovative commenced business on April 16, 2001, when it acquired 100% of the outstanding common stock of Triad Media, Inc. (“Triad”), formerly known as Hackett Media, Inc. (“Hackett”) in a share exchange transaction. On December 31, 2001, we purchased all of the outstanding shares of Energy Professional Marketing Group, Inc. (“EPMG”), a technology marketing company based in Provo, Utah specializing in product fulfillment for outside vendors and technology and database marketing. On September 26, 2003, the former principals of EPMG alleged in writing that they were entitled to rescind the 2001 acquisition of EPMG. On July 2, 2004, we entered into a Settlement Agreement with the former principals of EPMG (the “Settlement Agreement”) under the terms of which the former principals surrendered all of their 6,784,762 shares of common stock, 1,200,500 shares of Series A Preferred Stock, and 80,000 shares of Series B Preferred Stock, in exchange for certain assets and liabilities of EPMG. On May 6, 2005, our IST Integrated Solutions, Inc. subsidiary completed an acquisition of the assets and operations of Lietz Development, Inc. and Saphire of Tampa Bay, Inc. (collectively “Data Tech”), a Tampa, Florida based computer equipment reseller, and hosting and network services provider.  This acquisition of Data Tech was rescinded by mutual consent of the parties on June 27, 2005, when we discovered undisclosed material liabilities at Data Tech. On June 26, 2006, we entered into a Stock Exchange Agreement by and between Innovative, AcXess, the Shareholders of AcXess, and Anthony F. Zalenski, acting as the Shareholder’s Agent (the “Exchange Agreement”). As a result of this transaction, AcXess became our wholly owned subsidiary.

We have incurred losses since our inception. For the years ended March 31, 2007 and 2006, we generated revenues of $124,575 and $-0-, respectively, and incurred net losses of $2,923,901 and $487,351, respectively. We have incurred a loss of $3,411,252 from inception (January 12, 2005) through December 31, 2006, and have working capital and stockholder deficits of $3,369,266 and $3,093,007, respectively, at March 31, 2007. Our auditors, in their report dated July 12, 2007, have expressed substantial doubt about our ability to continue as going concern.

Our executive offices are located at 911 Ranch Road 620 North, Suite 204, Austin, Texas, and our telephone number is (813) 387-3304. We are a California corporation.

The Offering

Common stock outstanding prior to the offering	72,715,201 shares

Common stock offered by selling stockholders
16,486,924   shares, including up to 8,928,571   shares of common stock issuable upon conversion of the debentures at a conversion price of $0.112 per share, 5,772,639   shares of common stock issuable upon the exercise of long-term warrants at an exercise price of $0.30 per share and 1,785,714   shares of common stock issuable upon the exercise of the short-term warrants at an exercise price of $0.143 per share.

Common stock to be outstanding after the offering	89,202,125 shares

Use of proceeds	We will not receive any proceeds from the sale of the common stock hereunder. See “Use of Proceeds” for a complete description.

Pink Sheet Symbol	INIV.PK

Issuance of Shares to the Selling Stockholders

On December 22, 2006, we entered into a securities purchase agreement with an accredited investor for the sale of $1,000,000 Convertible Debentures. In connection with the agreement, the investor received (i) a warrant to purchase 8,928,571 shares of common stock (“Long-Term Warrants”) exercisable at $0.30 and (ii) a warrant to purchase 1,785,714 shares of common stock (“Short Term Warrants”) exercisable at $0.143 per share. The Long Term Warrants are exercisable for a period of four years.  Short Term Warrants are exercisable for a period four years from the date of issuance and the earlier of (i) December 22, 2007 and (ii) the date a registration statement(s) covering the resale of all Registrable Securities (as defined in the Registration Rights Agreement) is declared effective by the Commission (the “Initial Exercise Date”) and on or prior to the close of business on the four month anniversary of the Initial Exercise Date, respectively.

The debentures bear interest at 4% until June 22, 2007 and 9% thereafter, payable in arrears and mature three years from the date of issuance. Accrued interest will be payable in cash semi-annually, beginning on January 1, 2007. We will, however, have the right to pay interest in shares of common stock; provided, however, that our right to pay interest in shares of common stock on each interest payment date is subject to the following conditions: (i) we shall have duly honored all conversions and redemptions scheduled to occur or occurring by virtue of one or more notices of conversion of the investor, if any, (ii) we shall have paid all liquidated damages and other amounts owing to the investor in respect of this Debenture, (iii) there is an effective registration statement pursuant to which the investor is permitted to utilize the prospectus thereunder to resell all of the shares issuable pursuant to the transaction (and we believe, in good faith, that such effectiveness will continue uninterrupted for the foreseeable future), (iv) the Common Stock is trading on a trading market and all of the shares issuable pursuant to the transaction are listed or quoted for trading on such trading market (and we believe, in good faith, that trading of the Common Stock on a trading market will continue uninterrupted for the foreseeable future), (v) there is a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all of the shares issuable pursuant to the transaction, (vi) there is no existing event of default or no existing event which, with the passage of time or the giving of notice, would constitute an event of default, (vii) the issuance of the shares in question to the Investor would not result in him owning more than 4.99% of the issued and outstanding shares of our common stock, (viii) there has been no public announcement of a pending or proposed fundamental transaction or change of control transaction that has not been consummated, (ix) the Investor is not in possession of any information provided by the Company that constitutes, or may constitute, material non-public information and (x) for a period of 20 consecutive Trading Days prior to the applicable date in question, the daily trading volume for the Common Stock on the principal Trading Market exceeds 50,000 shares per Trading Day (subject to adjustment for forward and reverse stock splits and the like).

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

WE ARE A DEVELOPMENT STAGE COMPANY AND WE HAVE A LIMITED OPERATING HISTORY UPON WHICH YOU CAN BASE AN INVESTMENT DECISION.

We have a limited operating history upon which you can make an investment decision, or upon which we can accurately forecast future sales. You should, therefore, consider us subject to the business risks associated with a new business. The likelihood of our success must be considered in light of the expenses, difficulties and delays frequently encountered in connection with the formation and initial operations of a new business.

TO DATE WE HAVE HAD SIGNIFICANT OPERATING LOSSES, AND AN ACCUMULATED DEFICIT AND HAVE HAD LIMITED REVENUES AND DO NOT EXPECT TO BE PROFITABLE FOR AT LEAST THE FORESEEABLE FUTURE, AND CANNOT PREDICT WHEN WE MIGHT BECOME PROFITABLE, IF EVER.

We have been operating at a loss since our inception, and we expect to continue to incur substantial losses for the foreseeable future. Net loss for the year ended March 31, 2007 was $2,923,901 resulting in an accumulated deficit of $3,411,252. We had no revenue for the fiscal year ended March 31, 2006. Further, we may not be able to generate significant revenues in the future. In addition, we expect to incur substantial operating expenses in order to fund the expansion of our business. As a result, we expect to continue to experience substantial negative cash flow for at least the foreseeable future and cannot predict when, or even if, we might become profitable.

OUR AUDITORS HAVE EXPRESSED SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

In their report dated July 12, 2007, Mayer Hoffman McCann stated that our financial statements for the fiscal year ended March 31, 2007, were prepared assuming that we would continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of our recurring losses from operations and our net capital deficiency. We continue to experience net operating losses. Our ability to continue as a going concern is subject to our ability to generate a profit.

ADDITIONAL FINANCING IS NECESSARY FOR THE IMPLEMENTATION OF OUR GROWTH STRATEGY.

We will require additional debt and/or equity financing to pursue our growth strategy. Given our limited operating history and existing losses, there can be no assurance that we will be successful in obtaining additional financing. Lack of additional funding could force us to curtail substantially our growth plans or cease operations. Furthermore, the issuance by us of any additional securities pursuant to any future fundraising activities undertaken by us would dilute the ownership of existing shareholders and may reduce the price of our common stock.

Furthermore, debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on our operating flexibility. Our failure to successfully obtain additional future funding may jeopardize our ability to continue our business and operations.

WE MAY BE UNABLE TO MANAGE OUR GROWTH OR IMPLEMENT OUR EXPANSION STRATEGY.

We may not be able to expand our product and service offerings, our client base and markets, or implement the other features of our business strategy at the rate or to the extent presently planned. Our projected growth will place a significant strain on our administrative, operational and financial resources. If we are unable to successfully manage our future growth, establish and continue to upgrade our operating and financial control systems, recruit and hire necessary personnel or effectively manage unexpected expansion difficulties, our financial condition and results of operations could be materially and adversely affected.

WE DO NOT HAVE PATENT PROTECTION ON OUR PROPRIETARY TECHNOLOGY AND RELY UPON TRADE SECRET PROTECTION TO PROTECT OUR INTELLECTUAL PROPERTY; IT MAY BE DIFFICULT AND COSTLY TO PROTECT OUR PROPRIETARY RIGHTS AND WE MAY NOT BE ABLE TO ENSURE THEIR PROTECTION.

At this time we do not have patent protection for our proprietary technology and therefore cannot rely on court action to protect our intellectual property. We have applied for one patent, however there can be no assurance a patent will be granted. Although management intends to apply for patents where applicable, we currently rely on trade secrets. Trade secrets are difficult to protect and while we use reasonable efforts to protect our trade secrets, we cannot assure that our employees, consultants, contractors or scientific advisors will not, unintentionally or willfully, disclose our trade secrets to competitors or other third parties. In addition, courts outside the United States are sometimes less willing to protect trade secrets. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how. If we are unable to defend our trade secrets from illegal use, or if our competitors develop equivalent knowledge, it could have a material adverse effect on our business.

Any infringement of our proprietary rights could result in significant litigation costs, and any failure to adequately protect our proprietary rights could result in our competitors’ offering similar products, potentially resulting in loss of a competitive advantage and decreased revenue. Existing patent, copyright, trademark and trade secret laws afford only limited protection. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. Therefore, we may not be able to protect our proprietary rights against unauthorized third party use. Enforcing a claim that a third party illegally obtained and is using our trade secrets could be expensive and time consuming, and the outcome of such a claim is unpredictable. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. This litigation could result in substantial costs and diversion of resources and could materially adversely affect our future operating results.

POTENTIAL CLAIMS ALLEGING INFRINGEMENT OF THIRD PARTY’S INTELLECTUAL PROPERTY BY US COULD HARM OUR ABILITY TO COMPETE AND RESULT IN SIGNIFICANT EXPENSE TO US AND LOSS OF SIGNIFICANT RIGHTS.

From time to time, third parties may assert patent, copyright, trademark and other intellectual property rights to technologies that are important to our business. Any claims, with or without merit, could be time-consuming, result in costly litigation, divert the efforts of our technical and management personnel, cause product shipment delays, disrupt our relationships with our customers or require us to enter into royalty or licensing agreements, any of which could have a material adverse effect upon our operating results. Royalty or licensing agreements, if required, may not be available on terms acceptable to us. If a claim against us is successful and we cannot obtain a license to the relevant technology on acceptable terms, license a substitute technology or redesign our products to avoid infringement, our business, financial condition and results of operations would be materially adversely affected.

WE LACK SALES, MARKETING AND DISTRIBUTION CAPABILITIES AND DEPEND ON THIRD PARTIES TO MARKET OUR SERVICES.

We have minimal personnel dedicated solely to sales and marketing of our services and therefore we must rely primarily upon third party distributors to market and sell our services. These third parties may not be able to market our product successfully or may not devote the time and resources to marketing our services that we require. We also rely upon third party carriers to distribute and deliver our services. As such, our deliveries are to a certain extent out of our control. If we choose to develop our own sales, marketing or distribution capabilities, we will need to build a marketing and sales force with technical expertise and with supporting distribution capabilities, which will require a substantial amount of management and financial resources that may not be available. If we or a third party are not able to adequately sell and distribute our product, our business will be materially harmed.

WE MAY FACE PRODUCT LIABILITY FOR THE SERVICES WE PROVIDE.

Developing, marketing and sale of our products and services may subject us to product liability claims. We currently do not have insurance coverage against product liability risks. Although we intend to purchase such insurance, such insurance coverage may not be adequate to satisfy any liability that may arise. Regardless of merit or eventual outcome, product liability claims may result in decreased demand for a service, injury to our reputation, and loss of revenues. As a result, regardless of whether we are insured, a product liability claim or product recall may result in losses that could be material to us.

IF WE ARE UNABLE TO ESTABLISH SUFFICIENT SALES AND MARKETING CAPABILITIES OR ENTER INTO AND MAINTAIN APPROPRIATE ARRANGEMENTS WITH THIRD PARTIES TO SELL, MARKET AND DISTRIBUTE OUR SERVICES, OUR BUSINESS WILL BE HARMED.

We have limited experience as a company in the sale, marketing and distribution of our products and services. We depend upon third parties to sell our product both in the United States and internationally. To achieve commercial success, we must develop sales and marketing capabilities and enter into and maintain successful arrangements with others to sell, market and distribute our products.

If we are unable to establish and maintain adequate sales, marketing and distribution capabilities, independently or with others, we may not be able to generate product revenue and may not become profitable. If our current or future partners do not perform adequately, or we are unable to locate or retain partners, as needed, in particular geographic areas or in particular markets, our ability to achieve our expected revenue growth rate will be harmed.

WE FACE COMPETITION IN OUR MARKETS FROM A NUMBER OF LARGE AND SMALL COMPANIES, SOME OF WHICH HAVE GREATER FINANCIAL, RESEARCH AND DEVELOPMENT, PRODUCTION AND OTHER RESOURCES THAN WE HAVE.

Our services face competition from services which may be used as an alternative or substitute therefore. In addition we compete with several large companies in the business continuity business. To the extent these companies, or new entrants into the market, offer comparable services at lower prices, our business could be adversely affected. Our competitors can be expected to continue to improve the design and performance of their products and services and to introduce new products and services with competitive performance characteristics. There can be no assurance that we will have sufficient resources to maintain our current competitive position. See “Description of Business - Competition.”

A DOWNTURN IN ECONOMIC CONDITIONS COULD ADVERSELY AFFECT OUR BUSINESS.

The software industry historically has been subject to substantial cyclical variations, and our business typically relies upon the expenditure of corporate information technology spending. A significant downturn in the United States or global economy or any other uncertainties regarding future economic prospects could affect corporate information technology spending habits which would have a material adverse impact on our operations and financial results.

WE ARE DEPENDENT UPON KEY PERSONNEL.

Our success is heavily dependent on the continued active participation of our current executive officers listed under “Management.” Loss of the services of one or more of our officers could have a material adverse effect upon our business, financial condition or results of operations. Further, our success and achievement of our growth plans depend on our ability to recruit, hire, train and retain other highly qualified technical and managerial personnel. Competition for qualified employees among companies in the technology industry is intense, and the loss of any of such persons, or an inability to attract, retain and motivate any additional highly skilled employees required for the expansion of our activities, could have a materially adverse effect on us. The inability on our part to attract and retain the necessary personnel and consultants and advisors could have a material adverse effect on our business, financial condition or results of operations.
WE ARE CONTROLLED BY CURRENT OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS.

Our directors, executive officers and principal (5%) stockholders and their affiliates beneficially own approximately 38% of the outstanding shares of Common Stock. Accordingly, our executive officers, directors, principal stockholders and certain of their affiliates will have substantial influence on the ability to control the election of our Board of Directors of the Company and the outcome of issues submitted to our stockholders.

WE CANNOT PREDICT THE IMPACT OF OUR PROPOSED MARKETING EFFORTS. IF THESE EFFORTS ARE UNSUCCESSFUL WE MAY NOT EARN ENOUGH REVENUE TO BECOME PROFITABLE.

Our success will depend on investing in marketing resources. Our proposed business plan includes considerable outsourcing of marketing as well as dependence on channel partners unaffiliated with the Company. Any marketing plans developed may include attending trade shows and making private demonstrations, advertising and promotional materials, advertising campaigns in both print and broadcast media, and advertising/promotion-related operations. We cannot give any assurance that these marketing efforts will be successful. If they are not, revenues may be insufficient to cover our fixed costs and we may not become profitable.

OUR BUSINESS MAY BE AFFECTED BY FACTORS OUTSIDE OF OUR CONTROL.

Our ability to increase sales, and to profitably distribute and sell our products and services, is subject to a number of risks, including changes in our business relationships with our principal distributors, competitive risks such as the entrance of additional competitors into our markets, pricing and technological competition, risks associated with the development and marketing of new products and services in order to remain competitive and risks associated with changing economic conditions and government regulation.

THE ISSUANCE OF SHARES UPON CONVERSION OF THE CONVERTIBLE NOTES AND EXERCISE OF OUTSTANDING WARRANTS MAY CAUSE IMMEDIATE AND SUBSTANTIAL DILUTION TO OUR EXISTING STOCKHOLDERS.

The issuance of shares upon conversion of the convertible notes and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert and sell the full amount issuable on conversion. Although the selling stockholders may not convert their convertible notes and/or exercise their warrants if such conversion or exercise would cause them to own more than 4.99% of our outstanding common stock, this restriction does not prevent the selling stockholders from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, the selling stockholders could sell more than this limit while never holding more than this limit.

OUR COMMON STOCK TRADES IN A LIMITED PUBLIC MARKET, THE PINK SHEETS; ACCORDINGLY, INVESTORS FACE POSSIBLE VOLATILITY OF SHARE PRICE.

Our common stock is currently quoted on the Pink Sheets under the ticker symbol INIV.PK. As of July 12, 2007, there were approximately 73,174,979 shares of Common Stock outstanding.

There can be no assurance that a trading market will be sustained in the future. Factors such as, but not limited to, technological innovations, new products, acquisitions or strategic alliances entered into by us or our competitors, government regulatory actions, patent or proprietary rights developments, and market conditions for penny stocks in general could have a material effect on the liquidity of our common stock and volatility of our stock price.

FLUCTUATIONS IN OUR OPERATING RESULTS AND ANNOUNCEMENTS AND DEVELOPMENTS CONCERNING OUR BUSINESS AFFECT OUR STOCK PRICE.

Our operating results are subject to numerous factors, including purchasing policies and requirements of our customers, our ability to grow through strategic acquisitions, and any expenses and capital expenditure which we incur in distributing products. These factors, along with other factors described under “Risk Factors” may affect our operating results and may result in fluctuations in our quarterly results all of which could affect our stock price or could result in volatility in our stock price.

OUR COMMON STOCK WILL BE SUBJECT TO THE "PENNY STOCK" RULES OF THE SEC.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

ཉ	that a broker or dealer approve a person's account for transactions in penny stocks; and

ཉ	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

ཉ	obtain financial information and investment experience objectives of the person; and

ཉ
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

ཉ	sets forth the basis on which the broker or dealer made the suitability determination; and

ཉ	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

WE HAVE NOT PAID DIVIDENDS IN THE PAST AND DO NOT EXPECT TO PAY DIVIDENDS IN THE FUTURE. ANY RETURN ON INVESTMENT MAY BE LIMITED TO THE VALUE OF OUR COMMON STOCK .

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares to be offered by the selling stockholders. The proceeds from the sale of each selling stockholders’ common stock will belong to that selling stockholder. However, we may receive the sale price of any common stock we sell to the selling stockholders upon exercise of outstanding warrants.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is listed on the Pink Sheets under the symbol “INIV.PK”. The high and the low trades for our shares for each quarter of actual trading were:

	High	Low
Year Ending December 31, 2005:
First Quarter	$0.17	0.07
Second Quarter	0.12	0.04
Third Quarter	0.08	0.03
Fourth Quarter	0.08	0.01
Year Ending December 31, 2006:
First Quarter	$0.085	0.014
Second Quarter	0.07	0.03
Third Quarter	0.25	0.06
Fourth Quarter	0.18	0.08
Year Ending December 31, 2007:
First Quarter	$0.13	0.05
Second Quarter	0.05	0.03
Third Quarter (through July 18, 2007)	0.03	0.03

The closing price for the common stock on July 18, 2007 was $0.03 per share.

Holders

As of July 18 __, 2007, we had approximately 1,218 active holders of our common stock. The number of active record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent of our common stock is Island Stock Transfer, 100 Second Avenue South, Suite 104N, St. Petersburg, Florida 33701.

Dividends

We have neither declared nor paid any cash dividends on our capital stock and do not anticipate paying cash dividends in the foreseeable future. We have had no revenue or earnings. Our current policy is that if we were to generate revenue and earnings we would retain any earnings in order to finance our operations. Our board of directors will determine future declaration and payment of dividends, if any, in light of the then-current conditions they deem relevant and in accordance with applicable corporate law.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Forward-Looking Statements

The information in this report contains forward-looking statements. All statements other than statements of historical fact made in this report are forward looking. In particular, the statements herein regarding industry prospects and future results of operations or financial position are forward-looking statements. These forward-looking statements can be identified by the use of words such as “believes,” “estimates,” “could,” “possibly,” “probably,” anticipates,” “projects,” “expects,” “may,” “will,” or “should” or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Our actual results may differ significantly from management’s expectations.

The following discussion and analysis should be read in conjunction with our financial statements, included herewith. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment of our management.

Overview

The following discussion summarizes information about our accounting policies and practices and information about our operations in a comparative manner for the fiscal years ended March 31, 2007 and 2006. Our management’s discussion and analysis of financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes thereto included elsewhere herein.

Acquisition of AcXess, Inc.

On June 26, 2006, we completed the acquisition of AcXess, Inc., a Florida corporation, in a stock exchange transaction (the “Transaction”) pursuant to a Stock Exchange Agreement by and between us, AcXess, the Shareholders of AcXess, and Anthony F. Zalenski, acting as the Shareholder’s Agent (the “Exchange Agreement”). As a result of the Transaction, AcXess became a wholly owned subsidiary. Following FAS 141, as governing and operating control of the combined entity is under Mr. Zalenski, AcXess is deemed to be the purchaser in the Transaction for financial reporting purposes. Therefore, reverse acquisition accounting applies whereby AcXess is deemed to have issued its common stock for the net assets or liabilities of Innovative accompanied by a recapitalization of AcXess. For accounting purposes, AcXess is treated as the continuing reporting entity.

AcXess was formed to provide Business Continuity (“BC”) products and services to the Small and Medium Enterprise (“SME”) market. BC products and services are an advanced form of disaster recovery solutions for electronic data backup wherein the data and/or applications are available immediately upon failure through means of connectivity to remote server locations. Management believes that the North American SME market for BC services (defined as companies with 50 to 5,000 employees) is underserved and that various technologies have matured to a point where the SME market can now be supplied robust BC services which were previously only available to large corporations and at substantial cost.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the date of the Company's financial statements. Actual results may differ from these estimates under different assumptions or conditions.

Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties, and potentially result in materially different results under different assumptions and conditions.

Revenue Recognition

In general, we record revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured.

Cash and Cash Equivalents

We consider all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Financial Instruments

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of March 31, 2007. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, accounts receivable, accounts payable and notes payable. Fair values were assumed to approximate carrying values for these financial instruments because they are short term in nature and their carrying amounts approximate fair values.

Offering Costs

We defer costs associated with the raising of capital until such time as the offering is completed, at which time the costs are charged against the capital raised. Should the offering be terminated the costs are charged to operations during the period when the offering is terminated.

Net Income (Loss) Per Common Share

We calculate net income (loss) per share as required by Statement of Financial Accounting Standards (SFAS) 128, "Earnings per Share." Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares and dilutive common stock equivalents outstanding. During periods in which the Company incurs losses common stock equivalents, if any, are not considered, as their effect would be anti dilutive.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Property and Equipment

Property and equipment is recorded at cost. Expenditures for major improvements and additions are added to the property and equipment accounts while replacements, maintenance and repairs, which do not extend the life of the assets, are expensed.

Depreciation and amortization are computed by using the straight-line method over the estimated useful lives of the assets.

Long Lived Assets

The carrying value of long-lived assets is reviewed on a regular basis for the existence of facts and circumstances that suggest impairment. Should there be an impairment, the Company measures the amount of the impairment based on the amount that the carrying value of the impaired asset exceeds the discounted cash flows expected to result from the use and eventual disposal of the from the impaired assets.

Segment Information

We follow SFAS 131, “Disclosures about Segments of an Enterprise and Related Information." Certain information is disclosed, per SFAS 131, based on the way management organizes financial information for making operating decisions and assessing performance. We currently operate in a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

Income Taxes

We follow SFAS 109 "Accounting for Income Taxes" for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

Stock-Based Compensation

Compensation expense related to the grant of equity instruments and stock-based awards to employees are accounted for using the fair value of such equity instruments recognizing expenses as services are performed following SFAS No. 123(R), "Accounting for Stock-Based Compensation", issued in December 2004 and effective as of the beginning of the first interim or annual reporting period that begins after December 15, 2005.

Impairment of Long-Lived Assets

We account for long-lived assets and goodwill in accordance with the provisions of SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" and SFAS 142, "Goodwill and Other Intangible Assets." SFAS 144 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. SFAS 142 requires annual tests for impairment of goodwill and intangible assets that have indefinite useful lives and interim tests when an event has occurred that more likely than not has reduced the fair value of such assets.

Recent Pronouncements

SFAS 155 - ‘Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140’

This Statement, issued in February 2006, amends FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This Statement resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.”

This Statement:
a.	Permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation
b.	Clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133
c.
Establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation

d.	Clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives
e.
Amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.

This Statement is effective for all financial instruments acquired or issued after the beginning of our first fiscal year that begins after September 15, 2006.

The fair value election provided for in paragraph 4(c) of this Statement may also be applied upon adoption of this Statement for hybrid financial instruments that had been bifurcated under paragraph 12 of Statement 133 prior to the adoption of this Statement. Earlier adoption is permitted as of the beginning of our fiscal year, provided we have not yet issued financial statements, including financial statements for any interim period, for that fiscal year. Provisions of this Statement may be applied to instruments that we hold at the date of adoption on an instrument-by-instrument basis.

The Company is currently reviewing the effects of adoption of this statement but it is not expected to have a material impact on our financial statements.

SFAS 156 –‘Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140’

This Statement, issued in March 2006, amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. This Statement:

1.	Requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in certain situations.
2.	Requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable.
3.	Permits an entity to choose either the amortization method or the fair value measurement method for each class of separately recognized servicing assets and servicing liabilities.
4.
At its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value.

5.
Requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities.

Adoption of this Statement is required as of the beginning of the first fiscal year that begins after September 15, 2006. The adoption of this statement is not expected to have a material impact on our financial statements.

FASB Interpretation 48 - “Accounting for Uncertainty in Income Taxes”

In June 2006, FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes”, was issued, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes”. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on de−recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

This Interpretation is effective for fiscal years beginning after December 15, 2006, and earlier application of the provisions of this Interpretation is encouraged if the enterprise has not yet issued financial statements, including interim financial statements, in the period this Interpretation is adopted. The Company is currently assessing the impact the adoption of FASB Interpretation 48 on its financial statements.

SFAS 157 - “Fair Value Measurements”

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157 (“SFAS 157”), “Fair Value Measurements,” which defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements. SFAS 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. Earlier adoption is permitted, provided the company has not yet issued financial statements, including for interim periods, for that fiscal year. The Company is currently accessing the impact the adoption of SFAS 157 will have on its consolidated financial position, results of operations or cash flows.

SFAS 158 - "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans - An Amendment of FASB Statements No. 87, 88, 106, and 132(R)"

In September 2006, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans-An Amendment of FASB Statements No. 87, 88, 106, and 132(R)" ("SFAS 158"). SFAS 158 requires companies to recognize the funded status of pension and other postretirement benefit plans on sponsoring employers' balance sheets and to recognize changes in the funded status in the year the changes occur. The recognition provisions of SFAS 158 became effective for fiscal years ending after December 15, 2006. The adoption of SFAS 158 did not have a material impact on our financial statements.

SFAS 159 - “The Fair Value Option for Financial Assets and Financial Liabilities”

In February 2007, the FASB issued SFAS No.159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159). SFAS 159 permits companies the option, at specified election dates, to measure financial assets and liabilities at their current fair value, with the corresponding changes in fair value from period to period recognized in the income statement. Additionally, SFAS 159 establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar assets and liabilities. Statement 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007.

SAB 108 - “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements”

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” ("SAB 108"). SAB 108 provides interpretive guidance on how the effects of prior-year uncorrected misstatements should be considered when quantifying misstatements in the current year financial statements. SAB 108 requires registrants to quantify misstatements using both an income statement ("rollover") and balance sheet ("iron curtain") approach and evaluate whether either approach results in a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. If prior year errors that had been previously considered immaterial now are considered material based on either approach, no restatement is required so long as management properly applied its previous approach and all relevant facts and circumstances were considered. If prior years are not restated, the cumulative effect adjustment is recorded in opening accumulated earnings as of the beginning of the fiscal year of adoption. SAB 108 is effective for fiscal years ending after November 15, 2006. SAB 108 was effective for the year ended March 31, 2007; however it did not have any impact on our financial statements.

Results of Operations

Fiscal year ended March 31, 2007, compared to the fiscal year ended March 31, 2006.

Revenues

Revenues for the fiscal years ended March 31, 2007, and 2006 were $124,575 and $-0-, respectively, reflecting our startup nature. Revenue was due primarily to High Availability (HA) contracts with Microsoft and Citrix.

Cost of Sales and Margins

Cost of sales for the fiscal years ended March 31, 2007, and 2006 were $85,756 and $-0-, respectively. Cost of sales primarily comprise network charges at our data site. Gross profit of $38,819 resulted in a gross profit margin of 31%.

General and Administrative Expenses

General and administrative expenses for the fiscal years ended March 31, 2007, and 2006 were $2,000,418 and $473,542, respectively. General and administrative expenses consisted primarily of consulting and legal fees, rent, payroll, travel expenses, and other general and administrative expenses.

Commissions and Other Selling Expenses

Commissions and Other Selling Expenses for the fiscal years ended March 31, 2007, and 2006 were $12,500 and $-0-, respectively.

Other Income (Expense)

Other income (expense), for the fiscal years ended March 31, 2007, and 2006, were ($949,802) and ($13,809), respectively. Other (expense) for fiscal year 2007 comprises primarily interest expense ($903,223) and derivatives expense ($101,678).

Net Loss

Our net loss for the fiscal years ended March 31, 2007, and 2006, amounted to ($2,923,901) and ($487,351), respectively.

Liquidity and Capital Resources

The March 31, 2007 financial statements have been prepared assuming that we will continue as a going concern. However, we have incurred a loss of $3,411,252 from inception (January 12, 2005) through March 31, 2007, and have working capital and stockholder deficits of $3,369,266 and $3,093,007, respectively, at March 31, 2007. In addition, the Company currently has minimal revenue generating operations and expects to incur substantial operating expenses in order to expand its business. As a result, we expect to incur operating losses for the foreseeable future. Our financial statements do not include any adjustments that might become necessary should the Company be unable to continue as a going concern.

Management intends to continue to finance operations through fundraising activities as well as to seek potential acquisitions that have positive cash flows; however there can be no assurance of successful fundraising or acquisition activity in the future. As of June 30, 2007, the Company had cash and equivalents of approximately $155,000.

In January 2006, our Board of Directors approved the raising of up to $1,000,000 via the issuance of promissory notes to accredited investors. These notes have a term of six months, are convertible into shares of our common stock at a 30% discount to a future Qualified Financing (as therein described), and have 20% warrant coverage at a strike price of $0.05 and an expiration of 5 years from the date of issuance. In October our board of directors approved an increase in the limit of funding under these terms to $1,500,000. As of December 31, 2006, we had raised $1,107,500 under such notes.

On December 22, 2006, the Company entered into a securities purchase agreement (the “Agreement”) with an accredited investor (the “Investor”) for the sale of $1,000,000 Convertible Debentures (the “Debentures”). In connection with the Agreement, the Investor received (i) a warrant to purchase 8,928,571 shares of common stock (“Long-Term Warrants”) exercisable at $0.30 and (ii) a warrant to purchase 1,785,714 shares of common stock (“Short Term Warrants”) exercisable at $0.143 per share. The Long Term Warrants and the Short Term Warrants are exercisable for a period four years from the date of issuance and the earlier of (i) December 22, 2007 and (ii) the date a registration statement(s) covering the resale of all Registrable Securities (as defined in the Registration Rights Agreement) is declared effective by the Commission (the “Initial Exercise Date”) and on or prior to the close of business on the four month anniversary of the Initial Exercise Date, respectively.

The Debentures bear interest at 4% until June 22, 2007, and 9% thereafter, payable in arrears and mature three years from the date of issuance. Accrued interest will be payable in cash semi-annually, beginning on July 1, 2007.

In February 2007 we entered into a master leasing arrangement with Gulf Pointe Capital, LLC for equipment purchases up to a total of $500,000 (see Contractual Obligations below).

At March 31, 2007, we had current liabilities of $3,826,054.

We have no material commitments for capital expenditures. Capital expenditures for the fiscal years ended March 31, 2007 and 2006, amounted to $168,641 and $4,686, respectively.

Off Balance-Sheet Arrangements

We have no material off-balance sheet arrangements as of March 31, 2007.

Contractual Obligations

In February 2007 the Company entered into a $500,000 Master Lease Line for Equipment Purchases (the “Master Lease Agreement”). At that time, the Company sold property and equipment for $125,000 and leased them back under the Master Lease Agreement. The Company recognized a gain on the sale of those assets of $10,633 which was deferred and will be recognized over the 24 month term of the lease.

The Master Lease Agreement calls for draws of a minimum of $100,000, a minimum term of 18 months and a maximum term of 36 months, and leasing factors based on term as follows:

18 Months - 0.06476
24 Months - 0.05090
30 Months - 0.04263
36 Months - 0.03716

The lease entered into in February 2007 has a lease factor of 0.0509 resulting in monthly payments of $6,363. The Company accounted for this lease as a capital lease.

In connection with the Master Lease Agreement, the Company agreed to issue five year warrants to the lender to purchase 1,350,000 shares of the Company’s common stock at an exercise price of $0.18 per share. Ten percent (135,000) of the warrants vested upon execution of the Master Lease Agreement. The remaining 90% of the warrants vest as on a pro rata basis as the lender provides funding under the Master Lease Agreement. As such 303,750 warrants vested upon execution of the sale lease-back described above. The total number of warrants, 438,750, was valued using the Black-Scholes method and applied to the capital lease obligation in accordance with APB 14. This resulted in a decrease in capital lease obligation of $37,726 and a corresponding increase in additional paid-in capital.

BUSINESS

Overview

We were incorporated in the State of California in May 1998 under the name “Innovative Software Technologies, Inc.”. Immediately prior to the acquisition of AcXess, we had nominal assets and revenues and no business operations.

Innovative commenced business on April 16, 2001, when it acquired 100% of the outstanding common stock of Triad Media, Inc. (“Triad”), formerly known as Hackett Media, Inc. (“Hackett”) in a share exchange transaction. The acquisition resulted in the owners of Hackett holding 90% of our outstanding capital stock and having effective operating control of the combined entity after the acquisition. As a result of this acquisition, our primary business consisted of Internet sales and marketing.

On December 31, 2001, we purchased all of the outstanding shares of Energy Professional Marketing Group, Inc. (“EPMG”), a technology marketing company based in Provo, Utah specializing in product fulfillment for outside vendors and technology and database marketing. In connection with the acquisition, we issued 1,500,000 and 3,529,412 of Series A preferred and common shares, respectively.   Following the purchase, EPMG became our wholly owned subsidiary.

On September 26, 2003, the former principals of EPMG alleged in writing that they were entitled to rescind the 2001 acquisition of EPMG. On July 2, 2004, we entered into a Settlement Agreement with the former principals of EPMG under the terms of which the former principals surrendered all of their 6,784,762 shares of common stock, 1,200,500 shares of Series A Preferred Stock, and 80,000 shares of Series B Preferred Stock, in exchange for certain assets and liabilities of EPMG. Subsequent to the settlement agreement, the former principals filed an action against us for breach of the Settlement Agreement related to certain reserve liabilities. On February 6, 2007, we entered into a Settlement Agreement and Mutual Release with Prosper, Inc. pursuant to which we agreed to pay Prosper, Inc. $10,000 in consideration for our release and dismissal of this action.

On August 4, 2004, Peter M. Peterson replaced Douglas S. Hackett as our Chief Executive Officer (with Mr. Hackett remaining as President), and Christopher J. Floyd was elected as our Chief Financial Officer. In October 2004 we relocated our corporate headquarters from Kansas City, Missouri, to Tampa, Florida. Effective April 7, 2005, Mr. Hackett resigned as President and as a director of the Company.

On April 20, 2005, we entered into a stock purchase agreement with Mr. Hackett for the sale to Mr. Hackett of all common shares of our subsidiary Triad in exchange for the surrender by Mr. Hackett of 4,935,015 shares of our common stock held by him. Since the transaction involves receipt of our common stock in exchange for the subsidiary, we recorded this transaction in April 2005 as an equity transaction.

On May 6, 2005, our IST Integrated Solutions, Inc. subsidiary completed an acquisition of the assets and operations of Lietz Development, Inc. and Saphire of Tampa Bay, Inc. (collectively “Data Tech”), a Tampa, Florida based computer equipment reseller, and hosting and network services provider. Subsequent to the closing of the acquisition the Company identified and/or discovered certain facts that constituted undisclosed liabilities or breaches of representation or warranty by Data Tech. On June 27, 2005 the Company executed a mutual rescission agreement and release with Data Tech the effect of which was to rescind the earlier acquisition agreement between the parties. No portion of the Purchase Price or Performance Consideration (as defined in Section 1.4 of the Asset Purchase Agreement) had been paid by the Company in connection with the transaction.

For the remainder of the 2005 calendar year we had no business operations and sought to engage in a business combination with a company with operations. As a result of the sale of Triad we were no longer engaged in the development, marketing and delivery of business-type educational programs and also had no continuing involvement with the business of EPMG.

Market Strategy

We were formed to provide Business Continuity (“BC”) products and services to the Small and Medium Enterprise (“SME”) market. “Business Continuity” products and services are an advanced form of disaster recovery solutions for electronic data backup wherein the data and/or applications are available upon failure through means of connectivity to remote server locations. We believe that the North American SME market for BC services (defined as companies with 50 to 5,000 employees) is underserved. Furthermore, we believe that various technologies have matured to a point where the SME market can now be supplied with robust BC services which were previously only available to large corporations and at substantial cost.

The Company delivers its products and services through reseller channels including but not limited to Citrix resellers. Management has identified Citrix mid-market client companies as its initial target market in North America.

Products/Services

Our service offerings consist of business continuity and application availability services for single or multi-application small to medium enterprise-level hosted environments. The AcXess Application Continuity Xchange™ offers seamless web access to the mission critical applications that employees need during any IT downtime with their business. These mission critical business applications are backed up and mirrored in a secure data center with tier-one network backbone access. Application data and all relevant databases are replicated 24 hours a day, 7 days a week, 365 days a year. AcXess uses virtual server technology along with its intellectual property through the AcX Framework™, resulting in an inexpensive and efficient BC platform. We currently have one BC customer.

We provide high availability (“HA”) hosted services for our key partners, Microsoft, Citrix and SAP.

Microsoft became a customer of AcXess in August 2006 using the AcX Framework for high availability applications used in on-demand and scheduled sales demonstrations to the public sector segment of its business (Federal State and Local governments as well as Universities and K-12). Due to the successful performance of AcXess and growing usage of the Microsoft sales team in daily sales activities, Microsoft has increased the capacity of the available concurrent users for the system and renewed and extended its contract with AcXess through August 2007.

Citrix became a customer of AcXess in October 2006 to host and manage its Dynamic Desktop Initiative (DDI) site in order to demonstrate the use of Citrix Technology for streaming virtual desktops to various types of corporate end users. The successful performance by AcXess has also resulted in an extended contract for services through the end of 2007.

SAP became a new customer of AcXess in January of 2007 using the AcX Framework for on-demand and scheduled demonstrations of its SME software package, SAP Business One, along with related CRM modules, and is marketing the system to its 3 rd party software partners for vertical market applications.

Research and Development

Our Application Continuity Xchange (TM) (AcX™) technology platform has been in design and development since April 2005. We intend to continue to pursue R&D for continued development of new products and services. However, any future R&D will be dependent on our ability to raise funds via future financings (see “liquidity” below).

Government Regulation

We expect to service customers that fall under both SOX and HIPPA compliance and, as such, have developed, and is currently developing, certain features and controls into our current AcX infrastructure design. In addition, our data center partner is fully SOX and HIPPA compliant.

Competition

As a result of the overall market opportunity, companies have emerged to provide continuity services. The competitive landscape includes both multi-billion dollar multi-faceted professional services companies as well as emerging competitive carriers and regional VARs. Companies offering full enterprise level professional services include IBM and Sungard. Competitive carriers offering some function-specific level of continuity services such as telephony include Avaya. ASP’s and software companies offering full time application hosting, or application specific hosting include Salesforce.com and Agility. Companies offering backup data storage services on tape and disk include Iron mountain, E-vault & Live vault. The principal competitive factors in the market include price, quality of service, breadth of service, customer service, applications supported, capacity, reliability and availability.

Intellectual Property

We have filed one patent entitled “System and Method for Providing Business Continuity Through Secure E-Mail” and intend to submit another patent within 60 days from the date of this report tentatively entitled “System and Method for Working in a Virtualized Computing Environment Through Secure Access”. However, there can be no assurance that the Company will be able to obtain patent protection for any of its technology. We own the registered trademark “Down Proof Your Business” but have not filed trademark registrations for any other marks and may choose not to do so. All costs relating to intellectual property have been expensed in the period in which they were incurred.

Customers

We signed our first customer agreement in May 2006 and currently have four customers.

Sales, Marketing, Distribution

Our sales and marketing efforts are primarily focused on increasing the size and number of contracts with Microsoft and Citrix in HA and the Citrix reseller channel for BC with an initial emphasis on North America. Business development for HA is done in-house.

To reach the Citrix reseller channel, we intend to hire experienced in-house personnel to identify, sign up, and train resellers. Then, BC territory managers will be responsible for coordination of Business Impact Analysis studies and other consulting services, pilot programs, and resulting BC service contracts. They will also be responsible for up-selling into each account as new services are made available.

Insurance Matters

We carry general business liability, employer practices liability, and directors and officers liability insurance policies in place. We believe that our insurance program provides adequate coverage for all reasonable risks associated with operating our business.

FACILITIES

Our principal executive offices are located at 911 Ranch Road 620 North, Austin, Texas 78734. This office consists of approximately 340 square feet which we rent for $900 per month. The term of the lease is month to month with a 60 day notice period.

EMPLOYEES

As of June 29, 2007, we employed a total of five employees in the following capacities: two in executive and administration, two in technical and operations, and one in sales and marketing. We are not a party to any collective bargaining agreements, no employees are represented by a labor union, and we believe we have good relations with our employees. At present, we expect to add between 10 and 20 employees over the next 12 months, primarily in sales and operations, to support our rollout of our business continuity services.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm business. Except as disclosed below we are currently not aware of any such legal proceedings or claims that will have, individually or in the aggregate, a material adverse affect on business, financial condition or operating results.

SEC Investigation

On June 24, 2003, the Securities and Exchange Commission ("SEC") issued a formal order of investigation, authorizing the investigation of certain securities matters. The SEC staff has taken the testimony of certain officers and previously management had voluntarily provided documents and information to the SEC staff in response to informal, non-public inquiries by the staff. On April 8, 2005, the Independent Committee of the Board of Directors turned over the results of its investigation to the SEC. On June 25, 2007, the SEC notified the Company that it had concluded the investigation as it relates to the Company and was not recommending any enforcement action.

Kansas City Explorers Complaint

We are a defendant in a lawsuit in the Circuit Court of Platte County, Missouri, “Kansas City Explorers vs. Innovative Software” Case no. 04CV82050 in which the claimant is seeking money for advertising which it alleges is still due, and have alleged damages of $50,028. The claimant has been court ordered to produce answers to certain discovery requests of ours which they have failed to produce. Management intends to aggressively defend the claim based upon the lack of contract between the parties, lack of proof of damages, as well as minimal proof of advertising services actually performed for our products and services.

Bernard F. Mathaisel

On June 14, 2007 the Company was served with a complaint from Bernard F. Mathaisel for breach of contract relating to an alleged consulting agreement with the company and breach of contract alleging failure to repay a convertible promissory note due plaintiff in the principal amount of $55,000. The Company disputes certain items in the complaint and intends to defend itself. It is not possible at this time to reasonably assess the outcome of this complaint or its impact on the Company.

MANAGEMENT

Executive Officers and Directors

Below are the names and certain information regarding our executive officers and directors.

Name	Age	Position
Philip D. Ellett	53	Chief Executive Officer and Director
Thomas J. Elowson	46	Chief Operating Officer
Christopher J. Floyd	44	Chief Financial Officer, Secretary
Traver Gruen-Kennedy	54	Chairman of the Board of Directors

Officers are elected annually by the Board of Directors, at our annual meeting, to hold such office until an officer's successor has been duly appointed and qualified, unless an officer sooner dies, resigns or is removed by the Board.

Background of Executive Officers and Directors

Philip Ellett, Chief Executive Officer and Director

Mr. Ellett has served as Chief Executive Officer, Director and Principal Executive Officer since December 2006. From September 2006 until December 2006, Mr. Ellett served as an executive consultant to us. From 2004 to the present, Mr. Ellett has served as a principal at Fontaine Builders, Inc., a construction and real estate development company. From 2002 to 2004, Mr. Ellett served as president and CEO of Realvue, Inc. (f/k/a/ Soft Mountain), a software developer. From 2001 to 2002, he served as Senior Vice President of Sales at Motive Computing, a software developer. From 2000 to 2001, Mr. Ellett was an investor and served as President and CEO of Netier, Inc. a manufacturer of thin client computers, which was subsequently sold to Wyse, Inc. From 1996 to 2000, Mr. Ellett held various positions with Ingram Micro, Inc., a computer products distributor, serving as President of Europe for three years and President of the Americas for the final year of his tenure. Mr. Ellett received his Higher National Certificate in Electrical and Electronic Engineering in 1977 from Slough College of Technology in England.

Thomas Elowson, President and Chief Operating Officer

Mr. Elowson has served as our President and Chief Operating Officer since August 2006. From August 2004 to August 2006 Mr. Elowson served as an independent consultant in development of the company. From January 2004 to August 2004, Mr. Elowson served as President & COO of SecureCore AS, a smart card security consulting company. From March 2001 until January 2004, Mr. Elowson served as Executive Vice President of Sospita AS, a smartcard software technology company based in Oslo, Norway. As a co-founder of TeleComputing, Inc., from 1998 to 2001, he served as vice president on the executive team that raised $45 million for the U.S. launch of this world-leading ASP, and was responsible for developing the key partnerships with Microsoft, Compaq, MCI and Citrix. TeleComputing also achieved a successful IPO on the Oslo exchange during his time with the company. Mr. Elowson is also a founder of the ASP Industry Consortium, and served two terms on the Industry Board of Directors. Elowson has led teams to develop remote application hosting strategies for both business and consumers along with corporate growth strategies for major partnerships in the U.S., Europe and Asia.

Christopher J. Floyd, Chief Financial Officer and Secretary

 Mr. Floyd has served as Chief Financial Officer, Vice President of Finance, Secretary of the Board of Directors and Principal Financial and Accounting Officer since his appointment on August 4, 2004. From 2002 to the present, Mr. Floyd has also served as an advisor to Aspen Capital Partners, LLC. From 2002 to 2004 he served as President of Axim Consulting Group, Inc. During this time the Company was a client of Axim’s and, for a period of ten months, Mr. Floyd performed tasks including negotiating with former officers of the Company, performing accounting and SEC filing work, and assisting in strategic planning and business development. From 2000 to 2002, Mr. Floyd was the co-founder and Chief Financial Officer for Comworxx, Inc., which developed and manufactured telematics products and services for the automotive industry. From 1998 to 2001, Mr. Floyd was the co-founder and served as Chief Financial Officer, Treasurer, and a director for Intelliworxx, Inc., a public company that designed and manufactured tablet computers and developed equipment training and maintenance software applications. From 1993 to 1998 Mr. Floyd worked in a variety of startup and turnaround situations both as a principal and as a consultant. Previously, Mr. Floyd worked for Ernst & Young in Berlin, Germany, performing both audit and consulting work, principally under privatization engagements for former East German enterprises. Mr. Floyd received his Master of Business Administration from the Wharton School of the University of Pennsylvania and his Bachelor of Science in Electrical Engineering from the University of South Florida.

Traver Gruen-Kennedy, Chairman

Mr. Gruen-Kennedy has served as a member of our Board of Directors since October 2006 and has been Chairman since December 2006. Mr. Gruen-Kennedy has served as Vice President of DayJet Corporation from January 2006 to the present. From March 1998 to Dec 2005, Mr. Gruen-Kennedy served in a variety of roles, including as Chief Strategist, at Citrix Systems. In June 2005 he was appointed by Florida governor Jeb Bush as Chairman of the Early Learning Coalition for Palm Beach County, an organization responsible for managing federal, state and local funds, for birth through pre-k education services. From 2004 to present, Mr. Gruen-Kennedy serves as Chair of Secure Florida, the official public-private partnership for statewide preparedness and mitigation of cyber-security and cyber-terrorism in the State of Florida. From its founding in February 2002 to present, Mr. Gruen-Kennedy serves as Chair of Mobile Enterprise Alliance, an organization focused on highlighting mobile success stories and business cases for enterprise users. From its founding in 2001 to present, Mr. Gruen-Kennedy serves as co-Chair of the Digital Development Partnership, a group which narrows the digital divide by optimizing the social and economic impact of information and communications technology initiatives for underserved communities and enabling global access to affordable application service provider computing capabilities. Mr. Kennedy was graduated in 1975 from Bowdoin C ollege in Brunswick Maine with AB music.

Election of Directors and Officers

Holders of our Common Stock are entitled to one (1) vote for each share held on all matters submitted to a vote of the stockholders, including the election of directors.

The Board of Directors will be elected at the annual meeting of the shareholders or at a special meeting called for that purpose. Each director shall hold office until the next annual meeting of shareholders and until the director’s successor is elected and qualified. If a vacancy occurs on the Board of Directors, including a vacancy resulting from an increase in the number of directors, then the shareholders may fill the vacancy at the next annual meeting or at a special meeting called for the purpose, or the Board of Directors may fill such vacancy.

Compensation of Directors

It is intended that each member of our board of directors who is not an employee (a “non-employee director”) will receive an annual retainer in cash and/or shares of Common Stock or in options to purchase shares of Common Stock as determined by our board of directors and all directors will be reimbursed for costs and expenses related to attendance at meetings of the board of directors. The amount of this retainer has not yet been determined.

Our employee directors will not receive any additional compensation for serving on our board of directors or any committee of our board of directors, and our non-employee directors will not receive any compensation from us for their roles as directors other than the retainer, attendance fees and stock or stock option grants described above.

Executive Compensation

The following table sets forth the annual and long-term compensation paid to our Chief Executive Officer and the other executive officers at the end of the last completed fiscal year. We refer to all of these officers collectively as our "named executive officers."

Summary Compensation Table

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Philip Ellett, CEO, Principal Executive Officer	2007	28,000	0	0	86,412	0	0	0	114,412
Anthony Zalenski, former CEO and Principal Executive Officer	2007	42,000	0	0	0	0	0	0	42,000
Christopher J. Floyd, Chief Financial Officer	2007	104,500	0	0	0	0	0	800	105,300	(1)
Thomas J. Elowson, President	2007	76,000			356,014				432,014

(1) $41,500 of this amount has been accrued on the accompanying financial statements.

Outstanding Equity Awards at Fiscal Year-End Table.

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Philip Ellett	1,000,000	5,000,000	-0-	$0.08	02/15/2017	-0-	-0-	-0-	-0-
Thomas Elowson	5,978,349	-0-	-0-	$0.13	08/08/2016	-0-	-0-	-0-	-0-

Employment Agreements

On February 16, 2007, we entered into an employment agreement with Philip Ellett, the Company’s Chief Executive Officer. Pursuant to the terms of the agreement, the Company will employ Mr. Ellett until such time it terminates him. Mr. Ellett is to receive an annual base salary of $84,000 a year. Mr. Ellett is entitled to receive an increase to his base salary and receive certain bonuses if certain managed business objectives are met by the Company during the 2007 calendar year. Mr. Ellett also received 6,000,000 options to purchase common stock at a strike price of $0.08. The options vest according to the following schedule: (1) 1,000,000 vested upon approval of the Plan (2) the remaining 5,000,000 will begin vesting on January 31, 2008 at 138,889 per month, for a total of 36 months. The options with expire on February 16, 2017. Mr. Ellett’s salary and bonus schedule will be reviewed by the Board of Directors on an annual basis. During the term of his employment and for a period thereafter, Mr. Ellett will be subject to non-competition and non-solicitation provisions, subject to standard exceptions.

On August 9, 2006, we entered into an employment agreement with Thomas J. Elowson for the position of Chief Operating Officer and President. The contract has a term of three years, stipulates a minimum annual salary of $84,000, and has certain provisions regarding termination of employment with and without “cause” as therein defined. In addition, the employment contract provides for a signing bonus of $10,000 payable upon a fundraising event or series of related fundraising events wherein we raise a cumulative gross amount of at least $2 million. In connection with his employment agreement, we granted Mr. Elowson 5,978,349 options to purchase shares of our common stock. The options vest immediately and have an exercise price of $0.13 per share, the closing price on the Over the Counter Bulletin Board on August 9, 2006.

Effective August 1, 2004, we entered into an employment agreement with Christopher J. Floyd that provides for his employment as Chief Financial Officer, which agreement expires on August 1, 2007. Mr. Floyd has agreed in principle to modify his contract according to the recommendations of the compensation committee of the board, which committee has not yet been formed. Until such agreement is executed, Mr. Floyd will be paid an annual salary of $84,000.

EQUITY COMPENSATION PLAN INFORMATION

The following table shows information with respect to each equity compensation plan under which our common stock is authorized for issuance as of the fiscal year ended March 31, 2007.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	-0-	-0-	-0-

Equity compensation plans not approved by security holders	12,387,349	$0.11	7,612,651

Total	12,387,349	$0.11	7,612,651

On August 9, 2006, our Board of Directors adopted the 2006 Innovative Software Technologies, Inc. Equity Incentive Plan which stipulated 20 million shares of common stock available for option grants. We intend to submit the plan for shareholder approval before August 8, 2007.

Options Grants in Last Fiscal Year

In the last fiscal year we granted a total of 12,387,349 options to purchase common stock under our 2006 Equity Incentive Plan. The options have a weighted average strike price of $0.11 and a term of ten years.

Aggregate Option Exercises In Last Fiscal Year and Fiscal Year End Option Values

There have been no options exercised in the last fiscal year. As of March 31, 2007, the carrying value of the outstanding options was $453,220.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Effective August 1, 2004, we entered into an employment agreement with Peter Peterson that provided for his employment as Chief Executive Officer of the Company, which agreement was to expire on August 1, 2007. The agreement stipulated an annual base salary of $180,000 and an incentive compensation plan to be determined by the board. Mr. Peterson’s employment agreement was mutually terminated by Mr. Peterson and the Company effective January 4, 2006. In lieu of paying Mr. Peterson’s salary for January 2006 and the following 12 months thereafter as stipulated in the employment contract, we agreed to a one-time issuance to Mr. Peterson of 950,495 shares of common stock, payment of salary though January 2006, and health benefits to continue for the 2006 calendar year. Mr. Peterson retained the office of Chief Executive Officer until the date of our acquisition of AcXess.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of July 12, 2007, with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of the Company’s executive officers and directors; and (iii) the Company’s directors and executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

Name and Address of Owner	Amount Owned (1)	Percent of Class (2)
Traver Gruen-Kennedy
Chairman
38 Summer Street
Kennebunk, ME 04043	628,575	0.86%

Philip D. Ellett
Chief Executive Officer and Director
15900 Soleil Court
Austin, TX 78734	523,811	0.72%

Roderick A. Dowling
Director
3333 Peachtree Rd. NE - 10th Floor
Atlanta, GA 30326	523,811	0.72%

Thomas J. Elowson
President and Chief Operating Officer
3853 N. W. 5th Terrace
Boca Raton, FL 33431	905,809	8.70%

Christopher J. Floyd
Chief Financial Officer and Secretary
6516 Windjammer Place
Bradenton, FL 34202	6,956,874	9.51%

Helge Solberg
Chief Architect
c/o AcXess, Inc.
3998 FAU Blvd., Bldg. 1-210
Boca Raton, FL 33431	2,380,983	3.25%

Raymond Leitz
Chief Technology Officer
c/o AcXess, Inc.
3998 FAU Blvd., Bldg. 1-210
Boca Raton, FL 33431	1,190,500	1.63%

Terri R. Zalenski
4090 Northwest 24th Terr
Boca Raton, FL 33431	7,258,559	9.92%

Peter M. Peterson
1413 S Howard Avenue, #220
Tampa, FL 33606	7,156,874	9.78%

All Officers and Directors as a group (7 persons)	13,110,363	17.92%

(1) Information with respect to beneficial ownership is based upon information furnished by each stockholder or contained in filings made with the Securities and Exchange Commission. Unless otherwise indicated, beneficial ownership includes both sole investment and voting power.

(2) Based upon 73,174,979 shares of common stock outstanding as of July 12, 2007 and, with respect to each stockholder, the number of shares which would be outstanding upon the exercise by such stockholder of outstanding rights to acquire stock, either upon exercise of outstanding options, warrants or conversion of other securities within 60 days of July 12, 2007.

(3) Represents (i) 905,809 shares of common stock and (ii) 5,978,349 fully vested options to purchase common stock of the Company at a strike price of $0.13 and an expiration date of August 8, 2016.

(4) Mrs. Zalenski is the wife of our former chairman and CEO, Anthony F. Zalenski.

(5) Mr. Peterson was the chairman and CEO of the Company from August 2004 through June 2006.

Title of Class	Name and Address of Owner	Amount Owned (1)d	Percent of Class(2)
Series A	Glendower Holdings, Ltd.
Preferred	Shareholder
Stock	36 Hilgrove Street
St. Helier, Jersey JE4 8TR
	Channel Islands	350,000	77.8%

Series A	Jarbridge, Ltd.
Preferred	Shareholder
Stock	1934 Driftwood Bay
Belize City, Belize
	Central America	100,000	22.2%

All Officers and Directors as a Group (0 persons)		0	0%

(1) Information with respect to beneficial ownership is based upon information furnished by each stockholder or contained in filings made with the Securities and Exchange Commission. Unless otherwise indicated, beneficial ownership includes both sole investment and voting power.

(2) Based upon 450,000 shares of Series A Preferred Stock outstanding as of July 12, 2007 and, with respect to each stockholder, the number of shares which would be outstanding upon the exercise by such stockholder of outstanding rights to acquire stock, either upon exercise of outstanding options, warrants or conversion of other securities within 60 days of July 12, 2007.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Our total authorized capital stock consists of 100,000,000 shares of Common Stock, par value $0.001 per share and 25,000,000 shares of preferred stock, par value $0.001 per share. As of July 12, 2007, 73,174,979 shares of Common Stock were issued and outstanding. There are 450,000 shares of preferred stock issued and outstanding.

The following description of our capital stock does not purport to be complete and is subject to and qualified by our Certificate of Incorporation and By-laws, and by the provisions of applicable California law.

Common Stock

Holders of our Common Stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as the Board of Directors from time to time may determine. Holders of our Common Stock are entitled to one (1) vote for each share held on all matters submitted to a vote of the stockholders. Our Common Stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock after payment of liquidation preferences, if any, on any outstanding stock having prior rights on such distributions and payment of other claims of creditors.

Preferred Stock

Our Certificate of Incorporation authorizes the issuance of shares of preferred stock in one or more series. Our Board of Directors has the authority, without any vote or action by the shareholders, to create one or more series of preferred stock up to the limit of our authorized but unissued shares of preferred stock and to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series and the relative participating, option or other special rights (if any), and any qualifications, preferences, limitations or restrictions pertaining to such series which may be fixed by the Board of Directors pursuant to a resolution or resolutions providing for the issuance of such series adopted by the Board of Directors.

The provisions of a particular series of authorized preferred stock, as designated by the Board of Directors, may include restrictions on the payment of dividends on Common Stock. Such provisions may also include restrictions on the ability of the Company to purchase shares of Common Stock or to purchase or redeem shares of a particular series of authorized preferred stock. Depending upon the voting rights granted to any series of authorized preferred stock, issuance thereof could result in a reduction in the voting power of the holders of Common Stock. In the event of any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of the preferred stock will receive, in priority over the holders of Common Stock, a liquidation preference established by the Board of Directors, together with accumulated and unpaid dividends. Depending upon the consideration paid for authorized preferred stock, the liquidation preference of authorized preferred stock and other matters, the issuance of authorized preferred stock could result in a reduction in the assets available for distribution to the holders of Common Stock in the event of the liquidation of the Company.

There are 450,000 shares of Series A Preferred issued and outstanding. These shares are entitled to receive dividends at the rate of 4% per annum of the liquidation preference per share payable yearly in fully paid and non-assessable shares of the Corporation’s common stock. The number of shares of common stock to be distributed as a dividend is calculated by dividing such payment by 95% of the Market Price on the first five trading days after January 1 of each year. The term “Market Price” means, as of any date, the average of the daily closing price for the five consecutive trading days ending on such date.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and executive officers are indemnified as provided by the California Corporation Code and its Bylaws. Our bylaws further provide that we shall indemnify a person who acts or acted as an agent of the Company against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred in respect of any proceeding or action to which such officer or director is a party provided that (a) the person acted honestly and in good faith with a view to the best interests of the Company and (b) in the case of a criminal or administrative proceeding that is enforceable by a monetary penalty, such officer or director had reasonably grounds for believing that his conduct was lawful. Expenses incurred in defending any proceeding may be advanced by us before the final disposition of the proceeding on receipt of an undertaking by or on behalf of the person to repay the amount if it shall be determined ultimately that the person is not entitled to be indemnified. Any indemnification shall be made by the Company only if authorized by either (a) a majority vote of a quorum consisting of directors who are not parties to the proceedings or (b) approval by a majority of the shares entitled to vote at a duly held meeting of shareholders.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

Each Selling Stockholder (the “ Selling Stockholders”) of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the Pink Sheets or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “ Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

PENNY STOCK

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must

•	obtain financial information and investment experience objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

Name of Selling Stockholder	Total Shares Held Including Shares of Common Stock and Shares Issuable Upon Full Conversion and/or exercise (3)	Total Percentage of Outstanding Shares Assuming Full Conversion and/or exercise	Shares of Common Stock Included in Prospectus (3)		Beneficial Ownership Before Offering (1)(2)	Percentage of Common Stock Before Offering(1)(2)	Beneficial Ownership After the Offering(5)	Percentage of Common Stock Owned After Offering(5)
Crescent International Ltd(4)	16,486,924	22.53%	16,486,924	(5)	822,698	4.99%	—	—

(1) These columns represent the aggregate maximum number and percentage of shares that the selling stockholders can own at one time (and therefore, offer for resale at any one time) due to their 4.99% limitation.

(2) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the secured convertible notes is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.  Based on 73,174,979 shares outstanding as of July 18, 2007.

(3) The Selling Stockholder may not to convert the debenture or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise exceeds 4.99% of the then issued and outstanding shares of common stock. Accordingly, the number of shares of common stock set forth in the table for the selling stockholders exceeds the number of shares of common stock that the selling stockholders could own beneficially at any given time through their ownership of the secured convertible notes and the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(4) Maxi Brezzi and Bachir Taleb-Ibrahimi, in their capacity as managers of Cantara (Switzerland) SA, the investment advisor to Crescent International Ltd. have voting and investment power over the shares owned by Crescent International Ltd. Messrs. Brezzi and Taleb-Ibrahimi disclaim beneficial ownership of such shares.

(5) Assumes that all securities registered will be sold.

Additional Disclosures

Dollar Value of Securities Registered for Resale in this Prospectus

The total dollar value of the securities underlying the convertible notes i n the Convertible Notes Transaction that we have registered for resale (using the number of underlying securities that we have registered for resale and the market price per share for those securities on the date of the sale of the convertible note) are as follows:

Securities Underlying the Convertible Notes	Market Price at December 22, 2006	Dollar Value of Underlying Securities
8,982,571	$0.09	$808,431.39

It should be noted the market price set forth above is the closing price of the securities on December 21, 2006. The Company had no trading activity on December 22, 2006.

Interest Payments in Connection with the Convertible Notes Transaction

We have made and may be required to make interest payments to the investors in the Convertible Notes Transaction. The following is a tabular disclosure of the dollar amount of each such payment (including the value of any payments to be made in common stock, and excluding any repayment of principal) in connection with the Convertible Notes Transaction that we have made or may be required to make to any selling shareholder, any affiliate of a selling shareholder, or any person with whom any selling shareholder has a contractual relationship regarding the transaction (including any interest payments, liquidated damages, payments made to “finders” or “placement agents” and any other payments or potential payments):

Investor	Payment Reference	Date	Amount
Crescent:
	Interest Payment	January 1, 2007	$1,000
	Interest Payment	July 1, 2007	$21,271.25
	Interest Payment	January 1, 2008	$45,000
Crescent Total:			$67,271.25
Cantara (Switzerland) S.A.
	Management Fee	December 22, 2006	$40,000
Cantara Total:			$40,000
Feldman, Weinstein & Smith LLP
	Attorney’s Fees	November 21, 2006	$12,000
Feldman Total:			$12,000

Total payments that have been or may be required to be made in connection with the transaction during the first year following the sale of the convertible notes, excluding principal repayments	$119,271.25

Total Interest Payments Remaining After January 1, 2008

Crescent:	Interest Payments	Total - Paid Semi-Annually	$177,750
Total	Interest Payments		$177,750

Total payments that have been or may be required to be made in connection with the transaction, excluding principal repayments	$297,021.25

Net Proceeds to the Company in the Convertible Notes Transaction

The net proceeds from the sale of the convertible notes in the Convertible Notes Transaction and the total possible payments to all selling shareholders and any of their affiliates in the first year following the sale of the convertible notes are as follows:

Investor	Payment Reference	Date	Amount
Crescent:
	Interest Payment	January 1, 2007	$1,000
	Interest Payment	July 1, 2007	$21,271.25
	Interest Payment	January 1, 2008	$45,000
Crescent Total:			$67,271.25
Cantara (Switzerland) S.A.
	Management Fee	December 22, 2006	$40,000
Cantara Total:			$40,000
Feldman, Weinstein & Smith LLP
	Attorney’s Fees	November 21, 2006	$12,000
Feldman Total:			$12,000

Total possible payments to all selling shareholders and any of their affiliates in the first year following the sale of the convertible notes	$119,271.25

The Net Proceeds realized by the Company from the Convertible Notes Transaction are as follows:

Gross Proceeds	$1,000,000.00
Less management fees (Cantara) and legal fees (Feldman Weinstein Smith LLP)	$119,271.25
Net Proceeds	$880,728.75

Potential Total Profit to the Selling Stockholders from the Secured Convertible Debentures

The potential gain to the selling shareholders as of the date of the sale of the secured convertible debentures, based upon a $0.028 differential between the market price on the date of the sale of the secured convertible debentures and the conversion price on that date.

Selling Shareholder	Market price per share of securities on the date of sale of the convertible note (Dec 29)	Fixed conversion price per share of underlying securities on the date of sale of the convertible note	Total possible shares underlying the convertible note	Combined market price (market price per share * total possible shares)	Total possible shares the selling shareholders may receive and combined conversion price of the total number of shares underlying the convertible note	Total possible discount (premium) to market price as of the date of sale of the convert note
Crescent	$0.09	$0.112	8,928,571	$803,571.39	$999,999.95	$(196,428.56)
Total			8,928,571	$803,571.39	$999,999.95	$(196,428.56)

Potential Gross Proceeds:						803,571.39
Total Potential Cost Basis:						999,999.95
Total Possible Profit (Loss) to be Realized by Selling Shareholders:						(196,428.56)

Potential Total Profit to the Selling Stockholders from Other Securities Held by the Selling Stockholders

Selling Shareholder	Transaction	Type	Date	Market Price	Exercise Price	Total Shares to be received	Combined Market Price	Combined Exercise Price	Discount (Premium) to Market
Crescent International Ltd.	Convertible Notes	Long-Term Warrants	12/22/2006	$0.09	$0.30	8,928,571	$803,571.39	$2,678,571.30	$(1,874,999.91)
Crescent International Ltd.	Convertible Notes	Short-Term Warrants	12/22/2006	$0.09	$0.143	1,785,714	$160,714.26	$255,357.10	$(94,642.84)
Totals						10,714,285	$964,285.65	$2,933,928.40	$(1,969,642.75)

Total of Possible Payments and Discounts as a Percentage of Net Proceeds

The following information presents the sum of all possible payments and the total possible discounts to the market price of the shares underlying the convertible notes as a percentage of the net proceeds to the issuer from the sale of the convertible notes, as well as the amount of that resulting percentage averaged over the term of the convertible notes.

The percentage computation methodology utilized considers the following factors:

•	the gross proceeds paid or payable to the Company in the convertible note transaction;

•	all payments that have been made or that may be required to be made the Company

•	the resulting net proceeds to the Company; and

The percentage computation methodology utilized considers the following factors:

•	the gross proceeds paid or payable to the Company in the convertible note transaction;

•	all payments that have been made or that may be required to be made the Company

•	the resulting net proceeds to the Company; and

•
the combined total possible profit to be realized by the investors as a result of any conversion discounts regarding the securities underlying the convertible notes and any other warrants, options, notes, or other securities of the Company that are held by the selling shareholders or any affiliates of the selling shareholders.

Gross proceeds paid to the Company in the convertible note transaction	$1,000,000.00

All payments made or that may be may be required to be made by the Company	$297,021.25

Net proceeds to issuer, as Gross proceeds are reduced by the total of all possible payments (excluding principal)	$702,978.25

Combined total possible profit to be realized as a result of any conversion discounts disclosed in comments 3 and 4	0

Percentage of the total amount of all possible payments divided by the net proceeds to the issuer from the sale of the convertible notes	42.25%

Percentage averaged over the term of the convertible note	15.36%

The total possible discount (premium) to the market price of the shares underlying the convertible note divided by the net proceeds to the issuer from the sale of the convertible notes	(35.56)%

Prior Securities Transactions Between the Company and Selling Shareholders

Certain of the selling shareholders in this Prospectus have had prior securities transactions with us. The following tabular disclosure reflects:

•	the date of the transaction;

•	the number of shares of the class of securities subject to the transaction that were outstanding prior to the transaction;

•
the number of shares of the class of securities subject to the transaction that were outstanding prior to the transaction and held by persons other than the selling shareholders, affiliates of the company, or affiliates of the selling shareholders;

•	the number of shares of the class of securities subject to the transaction that were issued or issuable in connection with the transaction;

•
the percentage of total issued and outstanding securities that were issued or issuable in the transaction (assuming full issuance), with the percentage calculated by taking the number of shares issued and outstanding prior to the applicable transaction and held by persons other than the selling shareholders, affiliates of the company, or affiliates of the selling shareholders, and dividing that number by the number of shares issued or issuable in connection with the applicable transaction;

•	the market price per share of the class of securities subject to the transaction immediately prior to the transaction (reverse split adjusted, if necessary); and

•	the current market price per share of the class of securities subject to the transaction (reverse split adjusted, if necessary).

Selling shareholder and transaction date	Shares of the class of securities subject to the transaction that were outstanding prior to the transaction	Shares subject to transaction outstanding prior to the transaction held in “float”*	Shares that were issued or issuable in connection with the transaction	Percentage of securities issued or issuable in connection with transaction vs “float”*	Market price per share immediately prior to the transaction	Current market price per share of the class of securities subject to the transaction

Crescent: Dec 22, 2006	72,531,581	54,956,413	16,486,924	30.00%	0.09	0.03

Relationship Between Shares Issued and Outstanding and Shares Held by Selling Stockholders

The following tabular disclosure reflects:

•
the number of shares outstanding prior to the convertible note transaction that are held by persons other than the selling shareholders, affiliates of the company, and affiliates of the selling shareholder;

•	the number of shares registered for resale by the selling shareholders or affiliates of the selling shareholders in prior registration statements;

•
the number of shares registered for resale by the selling shareholders or affiliates of the selling shareholders that continue to be held by the selling shareholders or affiliates of the selling shareholders;

•	the number of shares that have been sold in registered resale transactions by the selling shareholders or affiliates of the selling shareholders

•	the number of shares registered for resale on behalf of the selling shareholders or affiliates of the selling shareholders in the current transaction.

In this analysis, the calculation of the number of outstanding shares excludes any securities underlying any outstanding convertible securities, options, or warrants.

Selling Shareholders	Shares held by persons other than the selling shareholders, affiliates of the company, and affiliates of the selling shareholder prior to the current transaction	Shares registered for resale by the selling shareholders or affiliates of the selling shareholders in prior registration statements	Shares registered for resale by the selling shareholders or affiliates of the selling shareholders that continue to be held by same	Shares registered for resale on behalf of the selling shareholders or affiliates of the selling shareholders in the current transaction

Crescent	72,531,581	0	0	16,486,924
Totals	72,531,581	0	0	16,486,924

Company’s Financial Ability to Satisfy its Obligations to the Selling Shareholders

The Company has the intention, and a reasonable basis to believe that it will have the financial ability, to make payments on the overlying securities. The Company has duly accounted for such payments in its 2007 - 2009 comprehensive strategy and financial plan.

Existing Short Positions by Selling Shareholders

Based upon information provided by the selling shareholders, to the best of management’s knowledge, the Company is not aware of any of the selling shareholders having an existing short position in the Company’s common stock.

Relationships Between the Company and Selling Shareholders and Affiliates

The Company hereby confirms that a description of the relationships and arrangements between and among those parties already is presented in the prospectus and that all agreements between and/or among those parties are included as exhibits to the registration statement by incorporation by reference.
 Method of Determining the Number of Shares Registered in this Prospectus

Securities Registered	Amount to be registered
Shares of common stock issuable upon conversion of convertible notes	8,928,571
Shares of common stock issuable upon exercise of long-term warrants	5,772,639
Shares of common stock issuable upon exercise of short-term warrants	1,785,714
Total	16,486,924

Selling Stockholders

Investor	Convertible Notes	Long Term Warrants	Short Term Warrants	Shares of Common Stock Included in Prospectus
Crescent	8,928,571	5,772,639	1,785,714	16,486,924
Total	8,928,571	5,772,639	1,785,714	16,486,924

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On February 8, 2006, Lougheed, Scalfaro & Company LLC ("LSC") resigned as our independent registered public accounting firm.

LSC had not performed an audit of our financial statements prior to its resignation.

There have been no disagreements with LSC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of LSC, would have caused it to make reference to the subject matter of the disagreement in a report. None of the events described in Item 304(a)(1)(iv)(B) of Regulation S-B has occurred with respect to LSC.

We provided to LSC the disclosure contained herein and requested LSC to furnish a letter addressed to the Commission stating whether it agrees with the statements made by us herein and, if not, stating the respects in which it does not agree. A letter from LSC incorporated herein by reference as Exhibit 16.1.

On October 27, 2006, our Board of Directors approved the dismissal of Stark Winter Schenkein & Co., LLP ("Stark") as our independent auditors for the Company and its subsidiaries.

Stark’s reports on our financial statements as of and for the fiscal year ended December 31, 2005 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. Stark’s report for the year ended December 31, 2005 was modified to include an emphasis regarding uncertainty about our ability to continue as a going concern.

There have been no disagreements with Stark on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Stark, would have caused it to make reference to the subject matter of the disagreement in connection with its reports during the fiscal year ended December 31, 2005 and through October 26, 2006. None of the events described in Item 304(a)(1)(iv)(B) of Regulation S-B has occurred with respect to Stark.

We provided to Stark the disclosure contained herein and requested Stark to furnish a letter addressed to the Commission stating whether it agrees with the statements made by us herein and, if not, stating the respects in which it does not agree. A letter from Stark is incorporated herein by reference as Exhibit 16.2.

LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

 EXPERTS

Our financial statements as of March 31, 2007 and the related consolidated statements of operations, stockholders' equity and cash flows for the period of March 31, 2007, appearing in this prospectus and registration statement have been audited by Mayer Hoffman McCann P.C, and our financial statements as of March 31, 2006 and the related consolidated statements of operations, stockholders' equity and cash flows for the period of March 31, 2006, appearing in this prospectus and registration statement have been audited by Stark Winter Schenkein & Co., LLP, each independent registered public accountants, as set forth on their respective report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firms as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form SB-2 to register the securities offered by this prospectus. For future information about us and the securities offered under this prospectus, you may refer to the registration statement and to the exhibits filed as a part of the registration statement.

In addition, after the effective date of this prospectus, we will be required to file annual, quarterly, and current reports, or other information with the SEC as provided by the Securities Exchange Act. You may read and copy any reports, statements or other information we file at the SEC's public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public through the SEC Internet site at http\\www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

Audited Financial Statements for the Years ended March 31, 2007 and 2006

Report of Mayer Hoffman McCann P.C	F-2

Report of Stark, Winter, Schenkein & Co. LLP.	F-3

Consolidated Balance Sheet as of March 31, 2007	F-4

Consolidated Statements of Operations for the Years Ended March 31, 2007 and 2006 and the Period From Inception (January 12, 2005) Through March 31, 2007	F-5

Consolidated Statements of Stockholders’ Deficit for the Years Ended March 31, 2007 and 2006 and the Period From Inception (January 12, 2005) Through March 31, 2007	F-6

Consolidated Statements of Cash Flow for the Years Ended March 31, 2007 and 2006 and the Period From Inception (January 12, 2005) Through March 31, 2007	F-7

Notes to Consolidated Financial Statements	F-8 - F-21

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Innovative Software Technologies, Inc.

We have audited the accompanying consolidated balance sheet of Innovative Software Technologies, Inc. as of March 31, 2007 and the related consolidated statements of operations, stockholders' (deficit), and cash flows for the year ended March 31, 2007, and the period from inception (January 12, 2005) to March 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Innovative Software Technologies, Inc. as of March 31, 2007, and the results of their operations and their cash flows for the year ended March 31, 2007, and the period from inception (January 12, 2005) to March 31, 2007, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered losses from operations since inception and has a significant working capital deficiency and stockholders’ deficit at March 31, 2007. In addition, the Company is in default on its convertible notes and is incurring liquidating damages in connection with its convertible debentures. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to this matter are also discussed in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Mayer Hoffman McCann P.C.

Boca Raton, Florida
July 12, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders and Board of Directors
AcXess, Inc.

We have audited the accompanying balance sheet of AcXess, Inc. (A Development Stage Company) as of March 31, 2006, and the related statements of operations, stockholders’ (deficit) and cash flows for the period from inception (January 12, 2005) to March 31, 2005, the year ended March 31, 2006, and the period from inception (January 12, 2005) to March 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AcXess, Inc. (A Development Stage Company) as of March 31, 2006, and results of its operations and its cash flows for the period from inception (January 12, 2005) to March 31, 2005, the year ended March 31, 2006, and the period from inception (January 12, 2005) to March 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in the Notes to the financial statements, the Company has suffered a loss from operations and is in the development stage. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to this matter are also discussed in the Notes. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Stark Winter Schenkein & Co., LLP

Denver, Colorado
June 23, 2006

INNOVATIVE SOFTWARE TECHNOLOGIES, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEET
MARCH 31, 2007

ASSETS
CURRENT ASSETS
Cash	$440,648
Accounts receivable	8,995
Prepaid expenses and other current assets	7,145
Total current assets	456,788
PROPERTY AND EQUIPMENT, NET	156,835
DEFERRED FINANCING COSTS	136,222
DEPOSITS	35,257
Total assets	$785,102
LIABILITIES AND STOCKHOLDERS’ (DEFICIT)
CURRENT LIABILITIES
Accounts payable and accrued expenses	$732,536
Accrued officer salary and expenses	60,500
Deferred gain on sale of fixed assets	10,633
Current portion of capital lease obligation	41,460
Convertible notes and debentures	1,041,189
Derivative financial instruments	1,939,736
Total current liabilities	3,826,054
CAPITAL LEASE OBLIGATION	52,056
Total liabilities	3,878,110
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ (DEFICIT)
Preferred stock, 25,000,000 shares authorized, $1.00 stated value
Series A, 1,500,000 shares authorized, 450,000 shares outstanding	450,000
Series B, 3,000,000 shares authorized, none outstanding	-
Common stock - authorized, 100,000,000 shares of $.001 par value; issued and outstanding, 72,715,201 shares	72,715
Additional paid-in capital	(204,470)
Deficit accumulated during the development stage	(3,411,252)
Total stockholders' (deficit)	(3,093,007)
Total liabilities and stockholders' (deficit)	$785,102

See accompanying notes.

INNOVATIVE SOFTWARE TECHNOLOGIES, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Twelve Months Ended March 31,		Since Inception (January 12, 2005) Through March 31,
	2007	2006	2007
REVENUE
High availability	$116,818	$-	$116,818
Business continuity	7,757	-	7,757
REVENUE	124,575	-	124,575
COST OF REVENUE
High availability	85,756	-	85,756
Business continuity	-	-	-
COST OF REVENUE	85,756	-	85,756
GROSS PROFIT	38,819	-	38,819
OPERATING EXPENSES
General and administrative	2,000,418	473,542	2,473,960
Commissions and other selling expenses	12,500	-	12,500
Total operating expenses	2,012,918	473,542	2,486,460
(LOSS) FROM OPERATIONS	(1,974,099)	(473,542)	(2,447,641)
OTHER INCOME (EXPENSE) NET
Other income	49,937	-	49,937
Derivative (expense)	(101,678)	-	(101,678)
Interest (expense)	(903,223)	(13,809)	(917,032)
Interest income, deposits	5,162	-	5,162
OTHER INCOME (EXPENSE) NET	(949,802)	(13,809)	(963,611)
(LOSS) BEFORE INCOME TAXES	(2,923,901)	(487,351)	(3,411,252)
INCOME TAXES	-	-	-
NET (LOSS)	$(2,923,901)	$(487,351)	$(3,411,252)
UNDECLARED PREFERRED STOCK DIVIDENDS	(13,500)	-	(13,500)
(LOSS) APPLICABLE TO COMMON STOCKHOLDERS	$(2,937,401)	$(487,351)	$(3,424,752)
BASIC AND DILUTED (LOSS) PER COMMON SHARE	$(0.04)	$(0.14)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES USED IN BASIC AND DILUTED PER SHARE CALCULATION	68,582,401	3,528,220

See accompanying notes.

INNOVATIVE SOFTWARE TECHNOLOGIES, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
YEARS ENDED MARCH 31, 2007 AND 2006
AND THE PERIOD FROM INCEPTION (JANUARY 12, 2005) THROUGH MARCH 31, 2007

	Common Stock			Preferred Stock Amount	Accumulated Deficit	Total
	Shares	Amount	APIC
Balance at inception	-	$-	$-	$-	$-	$-
Founder's shares issued for cash at inception at $0.33 per share	3,000,000	10,000	-	-	-	10,000
Common stock issued for cash at $0.05 per share	220,000	11,000	-	-	-	11,000
Balance as of March 31, 2005	3,220,000	21,000	-		-	21,000

Common stock issued to extinguish debt and interest at $0.05 per share	670,123	33,506			-	33,506
Common stock issued as compensation at $0.05 per share	3,829,882	191,494			-	191,494
Net loss					(487,351)	(487,351)
Balance as of March 31, 2006	7,720,005	246,000	-	-	(487,351)	(241,351)

Adjustments to reflect reverse acquisition	59,735,374	(178,545)	(962,102)	450,000	-	(690,647)
Issuance for retirement of debt at $0.04 per share	4,377,872	4,378	170,737	-	-	175,115
Issuance for consulting services at $0.11 per share	523,811	524	57,095	-	-	57,619
Issuance of options for employees and consultants	-	-	370,418	-	-	370,418
Issuance for legal services at $0.13 per share	174,519	175	22,512	-	-	22,687
Issuance of warrant with equipment leasing line	-	-	37,726	-	-	37,726
Issuance for legal services at $0.09 per share	183,620	184	16,342	-	-	16,526
Issuance of options for employee	-	-	82,802	-	-	82,802
Net loss	-	-	-	-	(2,923,901)	(2,923,901)
Balance as of March 31, 2007	72,715,201	$72,715	$(204,470)	$450,000	$(3,411,252)	$(3,093,007)

See accompanying notes.

INNOVATIVE SOFTWARE TECHNOLOGIES, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS

			Since Inception
			(January 12, 2005)
	For the Year		Through
	Ended March 31,		March 31,
	2007	2006	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss)	$(2,923,901)	$(487,351)	$(3,411,252)
Adjustments to reconcile net (loss) to
net cash flows from operating activities
Depreciation and amortization	45,765	78	45,843
Stock and options based compensation	453,220	202,663	655,883
Notes payable issued for expenses paid by affilaites and third parties	-	258,605	258,605
Services paid in stock	96,832	-	96,832
Amortization of convertible debt discount	736,355	-	736,355
Derivative loss	101,678	-	101,678
Amortization of deferred financing costs	95,977	-	95,977
Net change in operating assets and liabilities
Accounts receivable	(8,995)	-	(8,995)
Prepaid expenses and other current assets	15,056	(11,401)	3,655
Deposits	(1,507)	(32,750)	(34,257)
Accounts payable and accrued expenses	(27,752)	4,256	(23,496)
Net cash flows from operating activities	(1,417,272)	(65,900)	(1,483,172)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of fixed assets	(168,641)	(4,686)	(173,327)
Proceeds from sale lease-back of property and equipment	125,000	-	125,000
Increase in deferred financing costs	(156,200)	-	(156,200)
Net cash flows from investing activities	(199,841)	(4,686)	(204,527)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from notes payable	372,114	55,855	427,969
Repayments of notes payable	(30,000)	-	(30,000)
Principal payments under capital lease	(5,271)	-	(5,271)
Proceeds from convertible debt	1,663,500	-	1,663,500
Stock issued for cash	-	-	21,000
Cash acquired in the reverse acquisition of Innovative	51,149	-	51,149
Net cash flows from financing activities	2,051,492	55,855	2,128,347
-
NET INCREASE (DECREASE) IN CASH	434,379	(14,731)	440,648

CASH AT BEGINNING OF PERIOD	6,269	21,000	-

CASH AT END OF PERIOD	$440,648	$6,269	$440,648

SUPPLEMENTAL CASH FLOW INFORMATION
Issuance of common stock to retire notes payable - affiliate	$-	$22,337	$22,337
Issuance of common stock for acquisition	$440,000	$-	$440,000
Assets acquired under capital lease	$136,512	$-	$136,512
Issuance of common stock for debt repayment	$175,115	$-	$175,115
Convertible debt issued for financing costs	$44,000	$-	$44,000
Cash paid for interest	$17,050	$-	$17,050

See accompanying notes.

(1)          Description of Business and Summary of Significant Accounting Policies

(a)          Organization and Description of Business:

Innovative Software Technologies, Inc. (the “Company”) was incorporated in the State of California in May 1998. Prior to the acquisition of AcXess, Inc. (“AcXess”), a Florida corporation, discussed in Note 3, the Company had no operations. The Company is in the development stage and has not commenced significant operations as of March 31, 2007. Therefore the Company’s activities are reported in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 7, “Development Stage Enterprises”, which requires the Company’s statements of operations, stockholders’ deficit and cash flows to include activity from the date of the Company’s inception (January 12, 2005).

AcXess was formed to provide Business Continuity (“BC”) products and services to the Small and Medium Enterprise (“SME”) market. BC products and services are an advanced form of disaster recovery solutions for electronic data backup wherein the data and/or applications are available upon failure through means of connectivity to remote server locations. The Company intends to deliver its BC service through reseller channels including but not limited to Citrix Systems, Inc. (“Citrix”) resellers. Management has identified Citrix mid-market client companies as its initial target market in North America. We currently have one BC customer.

We also provide High Availability (“HA”) service to large companies. HA is an advanced form of hosting service that provides application access to multiple concurrent users and includes specialized scheduling and tracking features. HA services are sold using in-house business development personnel. We currently have three customers: Microsoft, Inc., Citrix and SAP, Inc.

Our number of customers to date is limited and over 98% of our revenue for the past year has been generated through our HA business. Approximately 52% and 28% of our HA revenue has been derived from services provided to Microsoft, Inc. and Citrix, respectively.

(b)          Principles of Consolidation:

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, AcXess, and its inactive subsidiaries EPMG, Inc. and SoftSale, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

(c)          Cash and Cash Equivalents:

The Company considers all highly liquid financial instruments with a maturity when acquired of three months or less to be cash equivalents. At times cash is maintained in accounts in excess of the FDIC insured limit.

(d)          Accounts Receivable:

Trade accounts receivable consist of outstanding billings to customers for both HA and BC services. Both types of services are provided under contracts ranging from three to twenty-four months in duration. Past due balances over 90 days are reviewed individually for collectibility. An allowance for doubtful accounts is established based on the Company’s best estimate of the amount of probable credit losses in its existing accounts receivable. At March 31, 2007, the Company made no allowances for doubtful accounts. Interest is not charged on past due accounts.

(e)          Deferred Financing Costs:

The Company capitalizes financing costs as incurred and amortizes these costs to interest expense over the life of the underlying instruments.

(f)          Property and Equipment:

Property and equipment are stated at cost. Property and equipment acquired under capital leases are stated at the present value of the minimum lease payments.

Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives of the assets, generally 5 years for office equipment, 5 years for furniture and fixtures, and 3 years for computers and software. Equipment acquired pursuant to capital leases is amortized over the term of the lease.

(g)          Income Taxes:

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(h)          Revenue Recognition:

The Company recognizes revenue when persuasive evidence of an arrangement exists, the services have been performed, the price is fixed or determinable and collectibility is reasonably assured. The Company provides BC and HA services under contracts which specify a setup fee and a monthly recurring fee. The setup fee is recognized as revenue in the month in which setup is completed. Monthly recurring fees are recognized in the month in which the services are provided.

(i)          Earnings Per Common Share:

Basic net income (loss) per common share is computed by dividing (i) the net income (loss), as adjusted for the effects of cumulative dividends and accretions on the Series A and B Preferred Stock by (ii) the weighted average common shares outstanding during the period. Diluted net income (loss) per share is computed similarly but includes the effects of dilutive securities in the denominator. As the Company incurred a net loss for the year ended March 31, 2007 and for the period from inception (January 12, 2005) to March 31, 2007, anti-dilutive common stock equivalents consisting of the Company’s outstanding convertible debt, warrants and options are not considered in the computation and Basic and Diluted net loss per share are the same.

(j)          Stock-Based Compensation:

Compensation expense related to the grant of equity instruments and stock-based awards to employees and non-employees are accounted for using the fair value of such equity instruments recognizing expenses as services are performed following SFAS No. 123(R), "Accounting for Stock-Based Compensation".

(k)          Use of Estimates:

The preparation of the consolidated financial statements requires management of the Company to make a number of estimates and assumptions relating to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the (i) carrying amount of property and equipment, (ii) valuation allowances for accounts receivable, (iii) valuation of net deferred income tax assets, and (iv) valuation of the Company’s outstanding convertible debt, warrants and options. Actual results could differ from those estimates.

(l)           Financial Instruments

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of March 31, 2007. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, accounts receivable and accounts payable. Fair values were assumed to approximate carrying values for these financial instruments because they are short term in nature and their carrying amounts approximate fair values. Fair value estimates for convertible notes and debentures and derivative financial instruments are as described in Note 6.

(m)         Recent Accounting Standards:

SFAS 155 - “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140”

This Statement, issued in February 2006, amends Financial Accounting Standards Board (“FASB”) Statements No. 133, “Accounting for Derivative Instruments and Hedging Activities”, and No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. This Statement resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.”

This Statement:
f.      Permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation.
g.     Clarifies which interest-only strips and principal-only strips are not subject to the requirements of  Statement 133.
h.    Establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation.
i.      Clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives.
j.     Amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.

This Statement is effective for all financial instruments acquired or issued after the beginning of the Company’s first fiscal year that begins after September 15, 2006.

The fair value election provided for in paragraph 4(c) of this Statement may also be applied upon adoption of this Statement for hybrid financial instruments that had been bifurcated under paragraph 12 of Statement 133 prior to the adoption of this Statement. Earlier adoption is permitted as of the beginning of our fiscal year, provided the Company has not yet issued financial statements, including financial statements for any interim period, for that fiscal year. Provisions of this Statement may be applied to instruments that the Company holds at the date of adoption on an instrument-by-instrument basis.

The Company is currently reviewing the effects of adoption of this statement but it is not expected to have a material impact on its financial statements.

SFAS 156 - “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140”

This Statement, issued in March 2006, amends FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, with respect to the accounting for separately recognized servicing assets and servicing liabilities. This Statement:

The adoption of this statement is not expected to have a material impact on the Company’s financial statements.

FASB Interpretation 48 - “Accounting for Uncertainty in Income Taxes”

In June 2006, FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes”, was issued, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes”. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

The adoption of this statement is not expected to have a material impact on the Company’s financial statements.

SFAS 157 - “Fair Value Measurements”

In September 2006, FASB issued SFAS No. 157 “Fair Value Measurements,” which defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements. SFAS 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. Earlier adoption is permitted, provided the Company has not yet issued financial statements, including for interim periods, for that fiscal year. The Company is currently assessing the impact the adoption of SFAS 157 will have on its consolidated financial position, results of operations or cash flows.

SFAS 158 - "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans - An Amendment of FASB Statements No. 87, 88, 106, and 132(R)"

In September 2006, FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans-An Amendment of FASB Statements No. 87, 88, 106, and 132(R)". SFAS 158 requires companies to recognize the funded status of pension and other postretirement benefit plans on sponsoring employers' balance sheets and to recognize changes in the funded status in the year the changes occur. The recognition provisions of SFAS 158 became effective for fiscal years ending after December 15, 2006. The adoption of SFAS 158 did not have a material impact on the Company’s financial statements.

SFAS 159 - “The Fair Value Option for Financial Assets and Financial Liabilities”

In February 2007, FASB issued SFAS No.159, “The Fair Value Option for Financial Assets and Financial Liabilities”. SFAS 159 permits companies the option, at specified election dates, to measure financial assets and liabilities at their current fair value, with the corresponding changes in fair value from period to period recognized in the income statement. Additionally, SFAS 159 establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar assets and liabilities. SFAS 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007. The Company is currently assessing the impact of the adoption of SFAS 159 on its financial statements.

SAB 108 - “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements”

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” ("SAB 108"). SAB 108 provides interpretive guidance on how the effects of prior-year uncorrected misstatements should be considered when quantifying misstatements in the current year financial statements. SAB 108 requires registrants to quantify misstatements using both an income statement ("rollover") and balance sheet ("iron curtain") approach and evaluate whether either approach results in a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. If prior year errors that had been previously considered immaterial now are considered material based on either approach, no restatement is required so long as management properly applied its previous approach and all relevant facts and circumstances were considered. If prior years are not restated, the cumulative effect adjustment is recorded in opening accumulated earnings as of the beginning of the fiscal year of adoption. SAB 108 is effective for fiscal years ending after November 15, 2006. SAB 108 was effective for the year ended March 31, 2007; however it did not have any impact on the Company’s financial statements.

(2)          Liquidity and Management’s Plans

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. However, the Company has incurred a loss of $3,411,252 from inception (January 12, 2005) through March 31, 2007, and has a working capital deficiency and stockholder deficit of $3,369,266 and $3,093,007, respectively, at March 31, 2007. The Company currently has minimal revenue generating operations and expects to incur substantial operating expenses in order to expand its business. As a result, the Company expects to incur operating losses for the foreseeable future. In addition, the Company is in default on its convertible notes and is incurring liquidated damages of approximately $667 per day in connection with its convertible debentures (see Note 6). The accompanying financial statements do not include any adjustments that might become necessary should the Company be unable to continue as a going concern.

Management intends to continue to finance operations through fundraising activities as well as to seek potential acquisitions that have positive cash flows; however, there can be no assurance of successful fundraising or acquisition activity in the future.

(3)          Acquisition of AcXess, Inc.

On June 26, 2006, the Company completed the acquisition of AcXess in a stock exchange transaction (the “Transaction”) pursuant to a Stock Exchange Agreement by and between the Company, AcXess, the Shareholders of AcXess, and Anthony F. Zalenski, acting as the Shareholder’s Agent. As a result of the Transaction, AcXess became a wholly owned subsidiary of the Company. However, as governing and operating control of the combined entity was under the direction of Mr. Zalenski, in accordance with the provisions of SFAS No. 141, “Business Combinations”, AcXess was deemed to be the purchaser in the Transaction for financial reporting purposes. Therefore, reverse acquisition accounting applied under which AcXess was deemed to have issued its common stock for the net assets or liabilities of the Company accompanied by a recapitalization of AcXess. For accounting purposes, AcXess is treated as the continuing reporting entity and the operations of the Company are included in the consolidated statement of operations from June 26, 2006. The acquisition of AcXess provided the Company with operations and personnel.

The following unaudited pro forma financial information presents the operating results for the years ended March 31, 2007 and 2006 as though the Transaction had occurred as of April 1 of each year:

	2007	2006
REVENUE	$124,575	$-
NET (LOSS) NET (LOSS) PER SHARE	$(3,012,063)	$(829,589)
	$(0.04)	$(0.24)

Certain expenses of $68,704 and $1,895,984 for the fiscal years 2007 and 2006, respectively, have been eliminated in the pro forma financial information. These expenses include salaries, travel, rent, legal, and other costs that would have comprised discontinued operations had the Transaction occurred as of April 1 of each year.

(4)          Property and Equipment

Property and equipment consist of the following as of March 31, 2007:

Equipment	$21,781
Computer software	3,977
Furniture and fixtures	1,258
Property and equipment under capital lease	136,512
163,528
Accumulated depreciation and amortization	(6,693)
$156,835

(5)          Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consist of the following as of March 31, 2007:

Accounts payable	$110,171
Accrued expenses	569,032
Accrued commissions	12,500
Accrued interest	$40,833
732,536

(6)          Convertible Notes and Derivative Instrument Liabilities

Derivative financial instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks.

The Company reviews the terms of convertible debt and equity instruments issued to determine whether there are embedded derivative instruments, including the embedded conversion option, that are required to be bifurcated and accounted for separately as a derivative financial instrument. In circumstances where the convertible instrument contains more than one embedded derivative instrument, including the conversion option, that is required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument. Also, in connection with the sale of convertible debt and equity instruments, the Company may issue freestanding options or warrants that may, depending on their terms, be accounted for as derivative instrument liabilities, rather than as equity. The Company may also issue options or warrants to non-employees in connection with consulting or other services they provide.

Certain instruments, including convertible debt and equity instruments and the freestanding options and warrants issued in connection with those convertible instruments, may be subject to registration rights agreements, which impose penalties for failure to register the underlying common stock by a defined date. If the convertible debt or equity instruments are not considered to be "conventional", then the existence of the potential cash penalties under the related registration rights agreement requires that the embedded conversion option be accounted for as a derivative instrument liability. Similarly, the potential cash penalties under the related registration rights agreement may require us to account for the freestanding options and warrants as derivative instrument liabilities, rather than as equity. In addition, when the ability to physical or net-share settle the conversion option or the exercise of the freestanding options or warrants is deemed to be not within the control of the Company, the embedded conversion option or freestanding options or warrants may be required to be accounted for as a derivative instrument liability.

Derivative financial instruments are initially measured at their fair value. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported as charges or credits to income. For option-based derivative financial instruments, the Company uses the Black-Scholes option pricing model to value the derivative instruments.

When freestanding options or warrants are issued in connection with the issuance of convertible debt or equity instruments and will be accounted for as derivative instrument liabilities (rather than as equity), the total proceeds received are first allocated to the fair value of those freestanding instruments. When the freestanding options or warrants are to be accounted for as equity instruments, the proceeds are allocated between the convertible instrument and those derivative equity instruments, based on their relative fair values. When the convertible debt or equity instruments contain embedded derivative instruments that are to be bifurcated and accounted for as liabilities, the total proceeds allocated to the convertible host instruments are first allocated to the fair value of all the bifurcated derivative instruments. The remaining proceeds, if any, are then allocated to the convertible instruments themselves, usually resulting in those instruments being recorded at a discount from their face amount.

To the extent that the fair values of the freestanding and/or bifurcated derivative instrument liabilities exceed the total proceeds received, an immediate charge to income is recognized, in order to initially record the derivative instrument liabilities at their fair value.

The discount from the face value of the convertible debt, together with the stated interest on the instrument, is amortized over the life of the instrument through periodic charges to income, usually using the effective interest method. When the instrument is convertible preferred stock, the dividends payable are recognized as they accrue and, together with the periodic amortization of the discount, are charged directly to retained earnings.

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed periodically, including at the end of each reporting period. If re-classification is required, the fair value of the derivative instrument, as of the determination date, is re-classified. Any previous charges or credits to income for changes in the fair value of the derivative instrument are not reversed. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within twelve months of the balance sheet date. As of March 31, 2007 $1,939,736 of derivative financial instruments have been classified as current liabilities.

In January 2006 the Board of Directors of the Company approved the raising of up to $1,000,000 via the issuance of promissory notes (the “Notes”) to accredited investors. These notes have a term of six months, an interest rate of 12% per annum, and are convertible into shares of common stock of the Company at a 30% discount to a future Qualified Financing (as therein described). In addition, each of the Notes is issued with warrants to purchase Company common stock at a strike price of $0.05 per share. The number of warrants granted is determined by multiplying the face value of each note issued by four. In October the Board of Directors of the Company approved an increase in the amount to be raised under this financing to $1,500,000. A total of $1,107,500 had been raised as of November 10, 2006, when the Company closed the round. As of March 31, 2007, the Company was in default on 12 Notes having a total face value of $680,000 and is currently in default on all Notes totaling $1,107,500. In the event of a default resulting from the Company's non-payment of principal or interest when due, a holder of the Notes may declare all unpaid principal and accrued interest due and payable immediately. The Company was served a complaint from one investor demanding repayment of $55,000 under one of the Notes (see Note 10). No notice has been received from any other holder of the Notes and the Company is currently in the process of renegotiating the terms of the Notes; however there can be no assurance that such negotiations will be successful.

On December 22, 2006, the Company entered into a securities purchase agreement with an accredited investor (the “Investor”) for the sale of $1,000,000 Convertible Debentures (the “Debentures”). In connection with the Agreement, the Investor received (i) a warrant to purchase 8,928,571 shares of common stock (“Long-Term Warrants”) exercisable at $0.30 and (ii) a warrant to purchase 1,785,714 shares of common stock (“Short Term Warrants”) exercisable at $0.143 per share. The Long Term Warrants and the Short Term Warrants are exercisable for a period four years from the date of issuance and the earlier of (i) December 22, 2007 and (ii) the date a registration statement(s) covering the resale of all Registrable Securities (as defined in the Registration Rights Agreement) is declared effective by the SEC (the “Initial Exercise Date”) and on or prior to the close of business on the four month anniversary of the Initial Exercise Date, respectively. The Company is currently incurring expenses due to the “Liquidating Damages” clause specified in the Purchase Agreement relating to the Debentures as a registration statement covering the Registrable Securities has not yet been declared effective by the SEC. Liquidating Damages are computed at an amount equal to 2.0% of the aggregate purchase price of $1,000,000, in any 30-day period up to a maximum aggregate Liquidated Damages of 10.5%. The Company recognized an expense of $5,333 during the year ended of March 31, 2007 related to these Liquidating Damages and continues to incur approximately $667 per day of such expense. The Company expects to file an amended registration statement as soon as practical; however there can be no assurance as to if or when the registration statement will be declared effective.

The default on the Notes discussed above is an “Event of Default” in accordance with the terms of the Debenture and, therefore, the Debenture holder may declare all principal and interest due and payable immediately; however, the Company has received no notice from the Debenture holder demanding such repayment.

The Debentures bear interest at 4% until June 22, 2007 and 9% thereafter, payable in arrears and mature three years from the date of issuance. Accrued interest will be payable in cash semi-annually, beginning on July 1, 2007.

Warrants have been accounted for as derivative instrument liabilities (see below) in accordance with EITF 00-19, "Accounting for Derivative Financial Instruments Indexed To, and Potentially Settled In, a Company's Own Common Stock" (“EITF 00-19”). Accordingly, the initial fair values of the warrants, amounting to an aggregate of $82,239 relating to the issuance of the Notes, and $964,286 relating to the issuance of the Debentures, were recorded as a derivative instrument liability. The fair value of the warrants was determined using the Black-Scholes valuation model, based on the market price of the common stock on the dates the warrants were issued, an expected dividend yield of 0%, a risk-free interest rate based on constant maturity rates published by the U.S. Federal Reserve, applicable to the life of the warrants, expected volatility of 114% (based on analysis of historical stock prices of the Company and its selected peers), and the five year and four year life of the warrants relating to the Notes and Debentures, respectively. The Company is required to re-measure the fair value of the warrants at each reporting period.

Because the conversion price of the Notes is not fixed, they are not “conventional convertible debt” as that term is used in EITF 00-19. Accordingly, the Company is required to bifurcate and account separately for the embedded conversion options, together with any other derivative instruments embedded in the Notes. The Debentures are a hybrid instrument that embodies several derivative features. The instrument is not afforded the “conventional” convertible exemption because of certain full-ratchet anti-dilution protections afforded the investors. Further, certain derivative features did not meet the conditions for equity classification set forth in EITF 00-19. As a result, the Company has combined all embedded derivatives into one compound derivative financial instrument for financial accounting and reporting.

The freestanding warrants issued with the Debentures are also hybrid instruments that embody derivative features. While bifurcation of the embedded derivatives was not required, the warrants did not otherwise meet all of the conditions for equity classification set forth in EITF 00-19. As a result, the Company has recorded the warrants as derivative liabilities at fair value.

The conversion option related to each of the Notes was bifurcated from the Note and accounted for separately as a derivative instrument liability (see below). The bifurcated embedded derivative instruments, including the embedded conversion options which were valued using the Flexible Monte Carlo Simulation methodology, were recorded at their initial fair value of an aggregate of $801,911.

The discount from the face amount of the Notes represented by the value assigned to the warrants and bifurcated derivative instruments is being amortized over the period to the due date of each of the Notes, using the effective interest method. Amortization related to the Notes for the year ended March 31, 2007, was $721,581.

A summary of the Notes and derivative instrument liabilities at March 31, 2007, is as follows:

Convertible Notes; 12% per annum; due December 15, 2006, though April 24, 2007	$1,107,500
Less: unamortized discount related to warrants and bifurcated embedded derivative instruments	(81,085)
Total carrying value at March 31, 2007	$1,026,415

The conversion option related to the Debentures was bifurcated from the Debentures and accounted for separately as a derivative instrument liability (see below). The bifurcated embedded derivative instruments, including the embedded conversion option which was valued using the Flexible Monte Carlo Simulation methodology, was recorded at its initial fair value of an aggregate of $553,466.

The discount from the face amount of the Debentures represented by the value assigned to the warrants and bifurcated derivative instruments is being amortized over the period to the due date of the Debentures, using the effective interest method. Amortization related to the Debentures for the year ended March 31, 2007, was $14,774.

A summary of the Debentures and related derivative instrument liabilities at March 31, 2007, is as follows:

Debenture; 4% per annum (increasing to 9% per annum in July 2007); due December 22, 2009	$1,000,000
Less: unamortized discount related to warrants and bifurcated embedded derivative instruments	(985,226)
Total carrying value at March 31, 2007	$14,774

The total carrying value of the Notes and Debentures at March 31, 2007 was $1,041,189.

Derivative financial instrument liabilities

The Company uses the Black-Scholes valuation model to value the warrants and the embedded conversion option components of any bifurcated embedded derivative instruments that are recorded as derivative liabilities.

In valuing the warrants and the embedded conversion option components of the bifurcated embedded derivative instruments, at the time they were issued and at March 31, 2007, the Company used the market price of our common stock on the date of valuation, an expected dividend yield of 0% and the remaining period to the expiration date of the warrants or repayment date of the Notes. All warrants and conversion options can be exercised by the holder at any time.

Because of the limited historical trading period of the Company’s common stock, the expected volatility of the Company’s common stock over the remaining life of the conversion options and warrants has been estimated at 114% (based on analysis of historical stock prices of the Company and its selected peers). The risk-free rates of return used were based on constant maturity rates published by the U.S. Federal Reserve, applicable to the remaining life of the conversion options or warrants.

At March 31, 2007, the following derivative liabilities related to common stock warrants and embedded derivative instruments were outstanding as a result of the issuance of the Notes:

Issue Dates	Expiry Dates		Exercise Price Per Share	Value Issue Date	Value March 31, 2007
May 22, through	May 22, through	1,600,000
October 26, 2006	October 26, 2011	warrants	$0.05	$82,239	$203,956
Fair value of freestanding derivative instrument liabilities for warrants					$203,956
May 22, through	May 22, through
October 26, 2006	October 26, 2011			$801,911	$728,571
Fair value of bifurcated embedded derivative instrument liabilities associated with the above convertible notes					$728,571
Total derivative financial instruments					$932,527

The following table reflects the number of common shares into which the aforementioned derivatives resulting from the issuance of Notes are indexed at March 31, 2007:

Common shares indexed
Embedded derivative instruments	31,642,857
Freestanding derivatives (warrants)	4,430,000
36,072,857

At March 31, 2007, the following derivative liabilities related to common stock warrants and embedded derivative instruments were outstanding as a result of the issuance of the Debentures:

Issue Dates	Expiry Dates		Exercise Price Per Share	Value Issue Date	Value March 31, 2007
December 22, 2006	October 26, 2011	10,714,285 warrants	$0.05	$964,286	$535,714
Fair value of freestanding derivative instrument liabilities for warrants					$535,714
December 22, 2006	December 22, 2009			$553,466	$471,494
Fair value of bifurcated embedded derivative instrument liabilities associated with the above convertible notes					$471,494
Total derivative financial instruments					$1,007,209

The following table reflects the number of common shares into which the aforementioned derivatives resulting from the issuance of the Debentures are indexed at March 31, 2007:

Common shares indexed:
Embedded derivative instruments	9,606,023
Freestanding derivatives (warrants)	10,714,285
20,320,309

The total value of Derivative Financial Instruments at March 31, 2007 was $1,939,736.

(7)          Stockholders’ Equity

(a)          Recent issuances of common stock:

The shares of stock issued in the following transactions were valued at the closing market price on the date of issue.

On April 18, 2006, the Company issued 200,000 shares of common stock with a fair market value of $8,000 for the settlement of an account payable.

Pursuant to the Transaction described in Note 3, on June 26, 2006, the shareholders of AcXess exchanged 100% of the outstanding shares of common stock of AcXess for an aggregate of 11,000,000 shares of common stock of the Company.

On June 27, 2006, The Company issued 4,377,872 shares of its common stock to holders of $175,115 of AcXess promissory notes to extinguish this debt.

On September 12, 2006, the Company issued 523,811 shares of its common stock with a fair market value of $57,619 for consulting services.

On November 16, 2006, Innovative issued 174,519 shares of its common stock with a fair market value of $22,687 for legal services for September, October and November of 2006.

On February 23, 2007, the Company issued 183,620 shares of its common stock with a fair market value of $16,526 for legal expenses.

(b)          Convertible Preferred Stock:

The Company has 25,000,000 shares of preferred stock authorized and has designated 1,500,000 shares as $1.00 stated value Series A Preferred and 3,000,000 shares as $1.00 stated value Series B Preferred, of which 450,000 and -0- shares, respectively, are issued and outstanding as of March 31, 2007. Series A and Series B Preferred Stock (collectively “Preferred Stock”) have the same terms and conditions. The Preferred Stock is (i) entitled to cumulative dividends at a rate of 4.0% of the liquidation value ($1.00 per share), (ii) convertible at any time into common stock at a rate of 95% of the average closing market price of the common stock for five days preceding conversion, (iii) redeemable at any time by the Company for $1.00 per share, and (iv) entitled to one vote per share.

(c)          Equity Incentive Plan:

On August 9, 2006, the Company adopted the Innovative Software Technologies, Inc. 2006 Equity Incentive Plan (the “Plan”). An aggregate of 20 million shares of common stock is authorized for issuance under the Plan. Options must terminate no later than the tenth (10th) anniversary of the date of grant, and each incentive stock option granted to any 10% Owner-Employee (as defined in the Plan) must terminate no later than the fifth (5th) anniversary of the date of grant. The Company accounts for stock-based compensation using the fair value method as defined in SFAS No. 123, “Accounting for Stock-Based Compensation” and estimates the fair value of each option grant on the grant date using an option-pricing model. During 2007, the Company recognized $453,220 in stock-based compensation.

A summary of the Company’s stock option plan as of March 31, 2007, and the changes during the year ending March 31, 2007, is presented below:

	Shares	Weighted-Average Exercise Price
Fixed Options:
April 1, 2006	-	$-
Granted	13,983,349	0.11
Exercised	-	-
Terminated	(1,596,000)	0.12
March 31, 2007	12,387,349	$0.11

All options were granted at exercise prices that either equaled or exceeded fair market value at the respective dates of grant. No options had been granted to a 10% Owner-Employee.

At March 31, 2007, 7,137,349 options were exercisable at a weighted-average price of $0.13 per share.

The Company originally valued options issued in August and September of 2006 using the Black-Scholes method. Such valuation resulted in the Company recognizing $726,528 of stock-based compensation expense. However, the Company subsequently changed its valuation method to the Trinomial Lattice method of valuation as it believes this method more appropriately reflects the value of non-traded options that are the basis for its Plan. The significant assumptions made were as follows:

Expected life of award (years)	5.84
Risk free interest rate range	4.69% - 4.92%
Expected volatility range	182.10 - 242.96%
Expected dividend yield	0.00%
Suboptimal Exercise Factor	2.00
Post Vesting Forfeiture Rate	25.00%

The expected life of the awards is based on the Company’s historical exercise patterns and the term of the options. The risk free interest rate range is based on zero coupon U.S Treasury strips for the comparable term. The expected volatility is derived from the changes in the Company’s historical common stock prices over a time frame similar to the expected life of the awards. The dividend yield is based on the Company’s historical yield, which was considered a non-dividend paying equity assumption. The suboptimal exercise option is the stock-price-to-exercise-price ratio at which suboptimal early option exercise is assumed, generally between 1.5 and 3. Empirical data from actual exercise patterns at S&P 1500 companies indicated a median price ratio for exercise of 2.0, which is the assumption applied in Lattice models. Lastly, the post vesting forfeiture rate is based on the Company’s rate at which employees may lose unvested options when they leave their jobs and may be forced to exercise prematurely then unexercised but vested options.

As a result of the change in valuation method the Company reduced stock-based compensation expense previously recorded for August and September of 2006 by $370,417.

(8)          Related Party Transactions

In August 2006 the Company executed a contract with Aspen Capital Partners, LLC (“Aspen”) to provide investment banking services including fundraising. The owner of Aspen is Peter Peterson, our former Chairman and CEO. Our contract with Aspen calls for a commission of 8% on funds raised by Aspen as well as normal expense reimbursement. During 2007 Aspen earned $120,200 in commissions of which $76,200 has been paid in cash and the balance paid via a convertible promissory note with terms as described in Note 6.

On February 16, 2007, we entered into an employment agreement with Philip Ellett, the Company’s Chief Executive Officer. Pursuant to the terms of the agreement Mr. Ellett is to receive an annual base salary of $84,000 a year and is entitled to receive an increase to his base salary and receive certain bonuses if certain managed business objectives are met by the Company during the 2007 calendar year. Mr. Ellett also received 6,000,000 options to purchase common stock at an exercise price of $0.08 per share. The options vest according to the following schedule: (1) 1,000,000 vested upon approval of the Plan (2) the remaining 5,000,000 will begin vesting on January 31, 2008 at 138,889 per month, for a total of 36 months. The options with expire on February 16, 2017. Mr. Ellett’s salary and bonus schedule will be reviewed by the Board of Directors on an annual basis. During the term of his employment and for a period thereafter, Mr. Ellett will be subject to non-competition and non-solicitation provisions, subject to standard exceptions.

On August 9, 2006, the Company entered into an employment agreement with Thomas J. Elowson, the Company’s Chief Operating Officer and President. The agreement has a term of 3 years, stipulates a minimum annual salary of $84,000, and has certain provisions regarding termination of employment with and without “cause” as therein defined. In addition, the employment contract provides for a signing bonus of $10,000 payable upon a fundraising event or series of related fundraising events under which the Company raises a cumulative gross amount of at least $2 million. As of March 31, 2007, this signing bonus has not been paid as the condition for its payment has not been met. In connection with his employment agreement the Company granted Mr. Elowson 5,978,349 options to purchase shares of common stock in the Company. The options have an exercise price of $0.13 per share, expire on August 8, 2016, and vested immediately.

Included in the accompanying balance sheet at March 31, 2007 is $60,500 in accrued salary and auto allowance due the Company’s Chief Financial Officer. This amount was accrued prior to the acquisition of AcXess and its satisfaction will be determined by mutual agreement between the Company’s Chief Financial Officer and a compensation committee of the Board of Directors to be formed in the future.

(9)          Income Taxes

Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities. Differences are primarily attributable to convertible debt discount amortization and stock based compensation accounted for differently for financial reporting and tax purposes.

The Company's total deferred tax assets at March 31, 2007 are as follows:

Net operating loss carry forward	$721,300
Convertible debt discount amortization	277,100
Stock based compensation	247,000
Valuation allowance	(1,245,400)
$-

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before provision for income taxes due to the effect of the Company’s operating losses.

Management has elected to record a 100% valuation allowance due to the uncertainty as to the timing and realization of these benefits. Accordingly, no deferred tax benefit has been recorded in statement of operations for the year ended March 31, 2007.

For income tax purposes, the Company has incurred accumulated operating losses of approximately $1,917,000 as of March 31, 2007 which are available to offset future taxable income through the year 2026.

(10)       Commitments and Contingencies

(a)          Leases:

Future minimum lease payments under noncancelable operating leases (with initial terms in excess of one year) and future minimum capital lease payments as of March 31, 2007, are as follows:

Year ending March 31:	Capital Leases	Operating Leases
2008	$76,350	$17,550
2009	63,625	-
Total noncancelable lease payments	$139,975	$17,550
Less amount representing interest	46,459
	$93,516
Principal amount due in one year	$41,460
Principal amount due after one year	52,056
	$93,516

Rent expense under all operating leases for the year ended March 31, 2007 was $94,211.

In February 2007 the Company entered into a $500,000 Master Lease Line for Equipment Purchases (the “Master Lease Agreement”). At that time, the Company sold property and equipment for $125,000 and leased them back under the Master Lease Agreement. The Company recognized a gain on the sale of those assets of $10,633 which was deferred and will be recognized over the 24 month term of the lease.

The Master Lease Agreement calls for draws of a minimum of $100,000, a minimum term of 18 months and a maximum term of 36 months, and leasing factors based on term as follows:

18 Months - 0.06476
24 Months - 0.05090
30 Months - 0.04263
36 Months - 0.03716

The lease entered into in February 2007 has a lease factor of 0.0509 resulting in monthly payments of $6,363. The Company accounted for this lease as a capital lease.

In connection with the Master Lease Agreement, the Company agreed to issue five year warrants to the lender to purchase 1,350,000 shares of the Company’s common stock at an exercise price of $0.18 per share. Ten percent (135,000) of the warrants vested upon execution of the Master Lease Agreement. The remaining 90% of the warrants vest as on a pro rata basis as the lender provides funding under the Master Lease Agreement. As such 303,750 warrants vested upon execution of the sale lease-back described above. The total number of warrants, 438,750, was valued using the Black-Scholes method and applied to the capital lease obligation in accordance with APB 14. This resulted in a decrease in capital lease obligation of $37,726 and a corresponding increase in additional paid-in capital.

(b)          SEC Investigation:

On June 24, 2003, the Securities and Exchange Commission (“SEC”) issued a formal order of investigation authorizing subpoenas for documents and testimony in connection with the investigation of certain securities matters. On April 8, 2005, the Independent Committee appointed by the Board of Directors of the Company delivered to the SEC its report based on its internal investigation. On June 25, 2007, the SEC notified the Company that it had concluded the investigation as it relates to the Company and was not recommending any enforcement action (see Note 11).

(c)          Litigation:

Kansas City Explorers
The Company is a defendant in a lawsuit in the Circuit Court of Platte County, Missouri, “Kansas City Explorers vs. Innovative Software” Case no. 04CV82050 in which the claimant is seeking money for advertising which it alleges is still due, and have alleged damages of $50,028. The claimant has been court ordered to produce answers to certain discovery requests of the Company which they have failed to produce. Management intends to aggressively defend the claim based upon the lack of contract between the parties, lack of proof of damages, as well as minimal proof of advertising services actually performed for Company products and services, and other legal and equitable defenses.

Bernard F. Mathaisel
On June 14, 2007 the Company was served with a complaint from Bernard F. Mathaisel for breach of contract relating to an alleged consulting agreement with the Company and breach of contract alleging failure to repay a Note due him in the principal amount of $55,000. The Company disputes certain items in the complaint and intends to defend itself.

(11)       Subsequent Events

On April 23, 2007, Rod Dowling resigned as member of the Board of Directors of the Company, effective immediately. There was no disagreement or dispute between Mr. Dowling and the Company which led to his resignation.

On June 5, 2007, the Company issued 183,620 shares of its common stock with a fair market value of $16,526 for legal expenses.

In June 2007 the Company entered into a lease for 338 square feet of office space located in Austin, Texas. The lease requires payments of $900 per month and the term is month to month with a 60 day notice period.

On June 25, 2007, the Company was notified by the Securities and Exchange Commission that it had concluded an investigation involving the Company begun on June 24, 2003 (see Note 10) without recommending any enforcement action.

16,486,924 Shares

Common Stock

PROSPECTUS

July 23, 2007

       You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is set forth in this prospectus. We are offering to sell shares of our common stock and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities. Our business, financial condition, results of operation and prospects may have changed after the date of this prospectus.